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TABLE OF CONTENTS

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of July 22, 2013

by and between

PacWest Bancorp

and

CapitalSource Inc.

i

CapitalSource Disclosure Schedule
PacWest Disclosure Schedule

ii

        AGREEMENT AND PLAN OF MERGER, dated as of July 22, 2013 (this "Agreement"), by and between CapitalSource Inc., a Delaware corporation ("CapitalSource"), and PacWest Bancorp, a Delaware corporation ("PacWest") (collectively hereinafter referred to as the "Parties").

RECITALS

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), CapitalSource will merge with and into PacWest (the "Merger"), with PacWest as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation"); and

        WHEREAS, the respective boards of directors of each of CapitalSource and PacWest have determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of CapitalSource and PacWest, as applicable, and their respective stockholders, and have approved this Agreement and the transactions contemplated hereby, including the Merger, and, in the case of PacWest, the PacWest Certificate of Incorporation Amendment, all upon the terms and subject to the conditions set forth herein; and

        WHEREAS, immediately after the Merger, CapitalSource Bank, a California state-chartered industrial bank and a wholly-owned subsidiary of CapitalSource ("CapitalSource Bank"), will merge with and into Pacific Western Bank, a California state-chartered bank and wholly-owned subsidiary of PacWest ("Pacific Western Bank"), with Pacific Western Bank as the surviving bank (the "Bank Merger"); and

        WHEREAS, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, as an inducement for each Party to enter into this Agreement, certain stockholders of each of CapitalSource and PacWest have simultaneously herewith entered into a Voting Agreement (each a "Voting Agreement" and collectively, the "Voting Agreements") in connection with the Merger; and

        WHEREAS, concurrently with the execution and delivery of this Agreement, (i) as a condition and inducement to PacWest's willingness to enter into this Agreement, CapitalSource is entering into a stock option agreement, dated as of the date hereof, with PacWest, granting to PacWest an option to purchase Shares of CapitalSource Common Stock (the "CapitalSource Stock Option Agreement") and (ii) as a condition and inducement to CapitalSource's willingness to enter into this Agreement, PacWest is entering into a stock option agreement, dated as of the date hereof, with CapitalSource, granting to CapitalSource an option to purchase shares of PacWest Common Stock (the "PacWest Stock Option Agreement"); and

        WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and those set forth in the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

        1.01    Certain Definitions.     The following terms are used in this Agreement with the meanings set forth below:

          "Acquisition Proposal" has the meaning set forth in Section 5.06.

          "Adjusted CapitalSource Stockholders' Equity" has the meaning set forth in Section 6.03(c).

          "Adjusted PacWest Stockholders' Equity" has the meaning set forth in Section 6.02(c).

          "Advisors" has the meaning set forth in Section 6.02(c).

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, "control" of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 8.02.

          "Agreement of Merger" has the meaning set forth in Section 5.21.

          "ALL" has the meaning set forth in Section 4.02(t).

          "Alternative Acquisition Agreement" has the meaning set forth in Section 5.04(c)(i)(2).

          "Anti-Bribery and Anti-Corruption Laws" means the FCPA and all other applicable anti-bribery and anti-corruption Laws.

          "Applicable Date" has the meaning set forth in Section 4.02(g).

          "Bank Merger" has the meaning set forth in the Recitals to this Agreement.

          "Bank Secrecy Act" means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act and their implementing regulations.

          "Benefit Plans" has the meaning set forth in Section 4.02(m)(i).

          "Book-Entry Share" has the meaning set forth in Section 3.01(a).

          "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California are authorized or obligated to close.

          "CapitalSource" has the meaning set forth in the Preamble of this Agreement.

          "CapitalSource 401(k) Plan" means a tax-qualified defined contribution plan of CapitalSource or one of its Affiliates.

          "CapitalSource Bank" has the meaning set forth in the Recitals to this Agreement.

          "CapitalSource Board" means the board of directors of CapitalSource.

          "CapitalSource Board Recommendation" has the meaning set forth in Section 5.03(a).

          "CapitalSource Bylaws" means the bylaws of CapitalSource, as amended.

          "CapitalSource Certificate" means the certificate of incorporation of CapitalSource, as amended.

          "CapitalSource Change of Recommendation" has the meaning set forth in Section 5.04(c)(i)(1).

          "CapitalSource Common Stock" means the common stock, par value $0.01 per share, of CapitalSource.

          "CapitalSource Deferred Unit" has the meaning set forth in Section 5.14(d).

          "CapitalSource Disclosure Schedule" has the meaning set forth in Section 4.01.

          "CapitalSource Meeting" has the meaning set forth in Section 5.03(a).

          "CapitalSource Restricted Share" has the meaning set forth in Section 5.14(c).

          "CapitalSource RSU" has the meaning set forth in Section 5.14(b).

          "CapitalSource Section 382 Rights Agreement" means the Tax Benefit Preservation Plan, dated as of the date hereof, between CapitalSource and American Stock Transfer and Trust Company, LLC, as rights agent.

          "CapitalSource Stock Option Agreement" has the meaning set forth in the Recitals to this Agreement.

          "CapitalSource Stock Options" has the meaning set forth in Section 5.14(a).

          "CapitalSource Stock Plans" has the meaning set forth in Section 5.14(a).

          "CapitalSource Stockholder Approval" means the adoption of this Agreement by a vote of the majority of the outstanding shares of CapitalSource Common Stock entitled to vote thereon at the CapitalSource Meeting.

          "Cash Consideration" means an amount per share of CapitalSource Common Stock in cash equal to $2.47.

          "Cash Portion Exchange Ratio" has the meaning set forth in Section 5.14(b).

          "CDBO" means the California Department of Business Oversight.

          "Certificate" has the meaning set forth in Section 3.01(a).

          "Certificate of Merger" has the meaning set forth in Section 2.02.

          "CFC" means the California Financial Code.

          "Claim" has the meaning set forth in Section 5.09(a).

          "Closing" has the meaning set forth in Section 2.02.

          "Closing Date" has the meaning set forth in Section 2.02.

          "Closing Financial Statements" has the meaning set forth in Section 5.17.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

          "Confidentiality Agreement" has the meaning set forth in Section 5.05(e).

          "Continuation Period" has the meaning set forth in Section 5.10(a).

          "Continuing Employees" has the meaning set forth in Section 5.10(a).

          "Contract" or "Contracts" has the meaning set forth in Section 4.02(f)(ii).

          "Delaware Secretary" means the Secretary of State of the State of Delaware.

          "Deposit Insurance Fund" means the Deposit Insurance Fund administered by the FDIC.

          "Derivatives Contract" has the meaning set forth in Section 4.02(q).

          "DGCL" has the meaning set forth in the Recitals to this Agreement.

          "Dissenting Shares" has the meaning set forth in Section 3.01(a).

          "D&O Insurance" has the meaning set forth in Section 5.09(c).

          "Effective Time" has the meaning set forth in Section 2.02.

          "Environmental Laws" has the meaning set forth in Section 4.02(o).

          "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has the meaning set forth in Section 4.02(m)(iv).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Exchange Agent" has the meaning set forth in Section 3.03(a).

          "Exchange Fund" has the meaning set forth in Section 3.03(a).

          "Exchange Ratio" has the meaning set forth in Section 3.01(a).

          "Excluded Shares" has the meaning set forth in Section 3.01(a).

          "Fair Housing Act" means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

          "FCPA" means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §78dd-1 et seq.), as amended.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Federal Reserve Act" means the Federal Reserve Act of 1913, as amended.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          "Fractional Share Payment" has the meaning set forth in Section 5.14(a).

          "GAAP" means generally accepted accounting principles in the United States, consistently applied over the period involved.

          "Governmental Authority" means any federal, state or local court, tribunal, arbitral, governmental, administrative or regulatory authority (including, without limitation, any Regulatory Authorities), agency, commission, body or other governmental entity or instrumentality.

          "Hazardous Substance" has the meaning set forth in Section 4.02(o).

          "Home Mortgage Disclosure Act" means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

          "Indemnified Party" or "Indemnified Parties" has the meaning set forth in Section 5.09(a).

          "Intellectual Property Rights" has the meaning set forth in Section 4.02(x)(ii).

          "IRS" has the meaning set forth in Section 4.02(m)(i).

          "Knowledge" means the actual knowledge, after reasonable inquiry under the circumstances, of the persons set forth in Section 1.01 of the CapitalSource Disclosure Schedule or Section 1.01 of the PacWest Disclosure Schedule.

          "Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

          "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, equity, encumbrance or any other encumbrance or exception to title of any kind.

          "Loss Share Agreement" means any Contract providing for the sharing of losses (including any related or ancillary Contract) with the FDIC.

          "Material Adverse Effect" means any effect, circumstance, occurrence or change that is (i) material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) of CapitalSource and its Subsidiaries or PacWest and its Subsidiaries, as the case may be, or (ii) that materially impairs the ability of such party to consummate the Merger and the transactions contemplated hereby on a timely basis; provided, however, that none of the following effects, circumstances, occurrences or changes shall be considered when determining if a Material Adverse Effect has occurred: (A) any change in Law or GAAP or interpretations thereof (except to the extent that with respect to this clause (A) such effect, circumstance, occurrence or change disproportionately adversely affects CapitalSource and its Subsidiaries or PacWest and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the commercial banking industry in which CapitalSource and PacWest operate, in which case only the disproportionate effect will be taken into account); (B) effects resulting from worsening of geopolitical conditions in the United States or any other country in which the Parties and any of their respective Subsidiaries conduct material operations or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which the Parties and any of their respective Subsidiaries conduct material operations; (C) any change in market price or trading volume of CapitalSource Common Stock or PacWest Common Stock (except to the extent that, with respect to this clause (C), the facts or circumstances giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition); (D) any action taken by either Party with the other Party's express written consent or any action taken by either Party that such Party was expressly required to take pursuant to the terms of this Agreement; (E) any failure, in and of itself, by CapitalSource or PacWest to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (E), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition); (F) any expense of CapitalSource or PacWest, as the case may be, arising out of the acceleration of the vesting of CapitalSource Stock Options or the lapsing of restrictions with respect to CapitalSource RSUs or CapitalSource Restricted Shares or the lapsing of restrictions with respect to PacWest Restricted Shares as a result of the transactions contemplated by this Agreement in accordance with the fair value recognition provisions of the Statement of Financial Accounting Standards No. 123(R), Share-Based Payment; (G) changes in economic conditions affecting commercial banks generally, (except to the extent that with respect to this clause (G), such change in economic condition disproportionately adversely affects CapitalSource and its Subsidiaries or PacWest and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the commercial banking industry in which CapitalSource and PacWest operate, in which case only the disproportionate effect will be taken into account) or (H) for purposes of the conditions set forth in Sections 6.02(f) and 6.03(f), those matters disclosed in the PacWest Disclosure Schedules and CapitalSource Disclosure Schedules, respectively, in each case consistent with the standard set forth in Section 4.01(a) and based on the information on those matters made available on or prior to the date hereof or those matters referenced in clause (ii) of the lead in paragraph to Section 4.02.

          "Materially Burdensome Regulatory Condition" has the meaning set forth in Section 5.08(a).

          "Merger" has the meaning set forth in the Recitals to this Agreement.

          "Merger Consideration" has the meaning set forth in Section 3.01(a).

          "Multiemployer Plan" has the meaning set forth in Section 4.02(m)(v).

          "Multiple Employer Plan" has the meaning set forth in Section 4.02(m)(v).

          "NASDAQ" means the NASDAQ Global Select Market.

          "NYSE" has the meaning set forth in Section 4.02(g)(iii).

          "OFAC" means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

          "Option Payment Amount" has the meaning set forth in Section 5.14(a).

          "Order" has the meaning set forth in Section 6.01(c).

          "Pacific Western Bank" has the meaning set forth in the Recitals to this Agreement.

          "PacWest" has the meaning set forth in the Preamble to this Agreement.

          "PacWest 401(k) Savings Plan" has the meaning set forth in Section 5.10(c).

          "PacWest Average Closing Price" means the average of the closing prices of shares of PacWest Common Stock quoted on NASDAQ on each of the last fifteen (15) trading days ending on the day which is the trading day immediately preceding the date that the Effective Time occurs.

          "PacWest Award" means a right of any kind, contingent or accrued, to acquire or receive shares of PacWest Common Stock or benefits measured by the value of shares of PacWest Common Stock, and each award of any kind consisting of shares of PacWest Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the PacWest Stock Plan, other than PacWest Stock Options.

          "PacWest Board" means the board of directors of PacWest.

          "PacWest Board Recommendation" has the meaning set forth in Section 5.03(b).

          "PacWest Bylaws" means the bylaws of PacWest, as amended.

          "PacWest Certificate" means the certificate of incorporation of PacWest, as amended.

          "PacWest Certificate of Incorporation Amendment" means an amendment to the PacWest Certificate increasing the number of authorized shares of PacWest Common Stock to 200,000,000.

          "PacWest Change of Recommendation" has the meaning set forth in Section 5.04(d)(i)(1).

          "PacWest Common Stock" means the common stock, par value $0.01 per share, of PacWest.

          "PacWest Disclosure Schedule" has the meaning set forth in Section 4.01.

          "PacWest Meeting" has the meaning set forth in Section 5.03(b).

          "PacWest Preferred Stock" means the preferred stock, par value $0.01 per share, of PacWest.

          "PacWest Restricted Shares" has the meaning set forth in Section 4.02(b)(ii).

          "PacWest Stock" means, collectively, PacWest Common Stock and PacWest Preferred Stock.

          "PacWest Stock Consideration" has the meaning set forth in Section 3.01(a).

          "PacWest Stock Option Agreement" has the meaning set forth in the Recitals to this Agreement.

          "PacWest Stock Options" means issued and outstanding options to acquire PacWest Common Stock which were granted under the PacWest Stock Plan.

          "PacWest Stock Plan" means PacWest's 2003 Stock Incentive Plan, as amended.

          "PacWest Stockholder Approval" means (1) the adoption of this Agreement by a vote of the majority of the outstanding shares of PacWest Common Stock entitled to vote thereon, (2) the adoption of the PacWest Certificate of Incorporation Amendment by a vote of a majority of the outstanding shares of PacWest Common Stock entitled to vote thereon and (3) the approval of the issuance of shares of PacWest Common Stock in connection with the Merger as contemplated by this Agreement by a vote of the majority of votes cast at the PacWest Meeting entitled to vote thereon.

          "Parties" has the meaning set forth in the Preamble to this Agreement.

          "Party Loan Property" has the meaning set forth in Section 4.02(o).

          "Party Reports" has the meaning set forth in Section 4.02(g).

          "Person" means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.

          "Professional Fees" has the meaning set forth in Section 6.02(c).

          "Prospectus/Proxy Statement" has the meaning set forth in Section 5.04(a).

          "Qualified Plans" has the meaning set forth in Section 4.02(m)(iii).

          "Regulatory Authorities" has the meaning set forth in Section 4.02(i)(i).

          "Rights" means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.

          "S-4 Registration Statement" has the meaning set forth in Section 5.04(a).

          "Sarbanes-Oxley Act" has the meaning set forth in Section 4.02(g)(i).

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Share" and "Shares" has the meaning set forth in Section 3.01(a).

          "Stock Award Exchange Ratio" has the meaning set forth in Section 5.14(b).

          "Stockholders' Equity Measuring Date" has the meaning set forth in Section 6.02(c).

          "Subsidiary" means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

          "Superior Proposal" means an unsolicited bona fide Acquisition Proposal (provided that for purposes of the definition of "Superior Proposal" the references to "15%" in the definition of "Acquisition Proposal" shall instead refer to "50%") that a Party's board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to such Party's stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.04(c) and (d) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

          "Surviving Corporation" has the meaning set forth in the Recitals to this Agreement.

          "Takeover Statute" has the meaning set forth in Section 4.02(z).

          "Tax" (including, with correlative meanings, the terms "Taxes" and "Taxable") means all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including, without limitation, all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

          "Tax Returns" means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes including, without limitation, any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local Law.

          "Third-Party Intellectual Property Rights" has the meaning set forth in Section 4.02(x)(ii).

          "Treasury Shares" has the meaning set forth in Section 3.01(c).

          "Trust Preferred Securities" has the meaning set forth in Section 5.22.

          "USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (Pub. L. No. 107-56).

          "Voting Agreements" has the meaning set forth in the Recitals to this Agreement.

          "willful and intentional breach" means a breach or failure to perform that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a breach of this Agreement.

ARTICLE 2

THE MERGER

        2.01    The Merger.     (a) The Combination.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, CapitalSource shall merge with and into PacWest and the separate corporate existence of CapitalSource shall cease. PacWest shall be the Surviving Corporation in the Merger, and shall continue to exist as a Delaware corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.

          (b)   Certificate of Incorporation and Bylaws.    The PacWest Certificate and the PacWest Bylaws as in effect immediately prior to the Effective Time shall be those of the Surviving Corporation.

          (c)   Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in § 259 of the DGCL, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of CapitalSource and PacWest shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of CapitalSource and PacWest shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        2.02    Closing; Effective Time.     The closing of the Merger (the "Closing") shall take place at such time and place as CapitalSource and PacWest shall agree, on the date when the Effective Time is to occur (the "Closing Date"). Subject to the terms and conditions of this Agreement, on the Closing Date the Parties shall cause the filing of a Certificate of Merger (the "Certificate of Merger") to be made with the Delaware Secretary. Subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the Parties shall cause the Effective Time to occur no later than the third Business Day after such satisfaction or waiver (except as the Parties may otherwise agree to in writing). The Merger provided for herein shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary, or such later time as may be agreed by the Parties and specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        2.03    Charter Amendment.     Subject to the terms and conditions of this Agreement and receipt of the PacWest Stockholder Approval, immediately prior to the Effective Time, PacWest shall file the PacWest Certificate of Incorporation Amendment with the Delaware Secretary in accordance with the DGCL.

ARTICLE 3

CONSIDERATION; EXCHANGE PROCEDURES

        3.01    Effect on Capital Stock.     At the Effective Time, as a result of the Merger and without any action on the part of any holder of shares of CapitalSource Common Stock or PacWest Common Stock:

          (a)   Outstanding CapitalSource Common Stock.    Each share of CapitalSource Common Stock (each, a "Share" and, collectively, "Shares"), excluding (i) Treasury Shares and (ii) shares that are owned by stockholders ("Dissenting Stockholders") who have perfected and not withdrawn a demand for appraisal rights pursuant to § 262 of the DGCL (each a "Dissenting Share" and collectively "Dissenting Shares", and together with any Treasury Shares, the "Excluded Shares"), issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive the Cash Consideration and 0.2837 of a share (the "Exchange Ratio") of

  PacWest Common Stock (the "PacWest Stock Consideration", and together with the Cash Consideration, the "Merger Consideration"), without interest thereon. At the Effective Time, all Shares (other than Excluded Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a "Certificate") and each holder of a Share not represented by a Certificate (a "Book-Entry Share"), other than any Excluded Shares, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration plus any dividends or distributions to which the holder thereof has the right to receive pursuant to Section 3.03(c) as well as any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.03(d).

          (b)   Outstanding PacWest Stock.    Each share of PacWest Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of PacWest Common Stock and shall not be affected by the Merger.

          (c)   Cancellation of Excluded Shares.    Subject to Section 3.03(h), any shares of CapitalSource Common Stock held by PacWest or any other direct or indirect wholly-owned Subsidiary of PacWest or by CapitalSource or any other direct or indirect wholly-owned Subsidiary of CapitalSource, other than those held in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares"), and any Dissenting Shares, shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

          (d)   CapitalSource Stock Options, CapitalSource RSUs and CapitalSource Restricted Shares.    CapitalSource Stock Options, CapitalSource RSUs and CapitalSource Restricted Shares will be treated in accordance with Section 5.14.

        3.02    Rights as Stockholders; Stock Transfers.     At the Effective Time, holders of CapitalSource Common Stock shall cease to be, and shall have no rights as, stockholders of CapitalSource other than to receive the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor). After the Effective Time, there shall be no transfers on the stock transfer books of CapitalSource or the Surviving Corporation of the shares of CapitalSource Common Stock that were outstanding immediately prior to the Effective Time.

        3.03    Exchange Procedures.     (a) Exchange Agent.    At the Effective Time, PacWest shall deposit, or shall cause to be deposited, with an exchange agent mutually agreed upon by PacWest and CapitalSource (the "Exchange Agent"), for the benefit of the holders of Shares (in each case, other than holders of Excluded Shares), an amount in cash equal to the Cash Consideration multiplied by the number of Shares (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time plus any cash due in lieu of fractional shares pursuant to Section 3.03(d) and certificates representing the shares of PacWest Common Stock in exchange for Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.03(f)) or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the transmittal materials, pursuant to the provisions of this Article III, and after the Effective Time, if applicable, any dividends or other distributions with respect to shares of PacWest Common Stock (such amount in cash and certificates for shares of PacWest Common Stock being hereinafter referred to as the "Exchange Fund") sufficient to pay the aggregate Merger Consideration to the holders of Shares (other than holders of Excluded Shares). CapitalSource shall notify PacWest in writing prior to the Effective Time of the number of Shares and Excluded Shares outstanding immediately prior to the Effective Time.

          (b)   Exchange Procedures.    Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof, as provided in Section 3.03(f)) and instructions for surrendering the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an "agent's message" with respect to Book-Entry Shares and to be in such form and have such provisions as PacWest and CapitalSource may reasonably agree). Upon the surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of PacWest Common Stock that such holder is entitled to receive pursuant to this Article III and (y) a check in the amount (after giving effect to any required tax withholdings as provided in Section 3.03(g)) equal to the Cash Consideration multiplied by the number of Shares held by such holder plus any cash in lieu of fractional shares, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of CapitalSource, a certificate representing the proper number of shares of PacWest Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate, may be issued and/or paid to such a transferee if the Exchange Agent is presented with the Certificate formerly representing such Shares and/or all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

          (c)   Distributions with Respect to Unexchanged Shares; Voting.    All shares of PacWest Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by PacWest in respect of the PacWest Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the PacWest Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares are surrendered for exchange in accordance with this Article III. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of PacWest Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of PacWest Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of PacWest Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

          (d)   Fractional Shares.    Notwithstanding any other provision of this Agreement, no fractional shares of PacWest Common Stock will be issued and any holder of Shares entitled to receive a fractional share of PacWest Common Stock but for this Section 3.03(d) shall be entitled to receive a cash payment in lieu thereof (rounded to the nearest cent), which payment shall be determined by multiplying (i) the PacWest Average Closing Price by (ii) the fraction of the share (rounded to the nearest thousandth when expressed in decimal form) of PacWest Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.01(a).

          (e)   Termination of Exchange Fund.    The Exchange Fund shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. None of the Surviving Corporation, PacWest, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (f)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by PacWest, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of PacWest Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

          (g)   Withholding Rights.    Each of PacWest and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or PacWest, as the case may be, such withheld amounts (i) shall be remitted by PacWest or the Surviving Corporation to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or PacWest, as the case may be.

          (h)   Dissenting Shares.    No Person who has perfected a demand for appraisal rights pursuant to § 262 of the DGCL shall be entitled to receive the Merger Consideration or any dividends or other distributions pursuant to this Article III unless and until the holder thereof shall have effectively withdrawn or lost such holder's right to appraisal under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by § 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. If any Dissenting Stockholder shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 3.01 of this Agreement. CapitalSource shall give PacWest prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by CapitalSource relating to stockholders' rights of appraisal, and CapitalSource and PacWest shall consult and mutually agree on the strategy for any negotiations and proceedings with respect to demand for appraisal under the DGCL. CapitalSource shall not, except with the prior written consent of PacWest, or as required by Law, voluntarily make any payment with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands.

          (i)    Adjustments.    Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of PacWest Common Stock or securities convertible or exchangeable into or exercisable for shares of PacWest Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration for purposes of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

        4.01    Disclosure Schedules; Standards.

          (a)   Disclosure Schedules.    On or prior to the date hereof, each of CapitalSource and PacWest shall have delivered to the other a schedule (the "CapitalSource Disclosure Schedule" and "PacWest Disclosure Schedule", respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.02 or to one or more covenants contained in Section 5.01 (provided that (i) any information set forth in any one section of either the CapitalSource Disclosure Schedule or the PacWest Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in either the CapitalSource Disclosure Schedule or the PacWest Disclosure Schedule shall not be deemed an admission by such applicable Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect).

          (b)   Standards.    No representation or warranty of a Party contained in Section 4.02 (other than the representations and warranties in (i) Sections 4.02(b)(i) and (ii) (in each case solely with respect to the first seven sentences thereof), (d) and (e), which shall be true and correct in all material respects with respect to it, and (ii) Section 4.02(g)(viii)(B), which shall be true and correct in all respects with respect to it) shall be deemed untrue or incorrect, and no Party hereto shall be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the conditions set forth in Section 6.02(a) and 6.03(a) hereof, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Section 4.02, has had or is reasonably likely to have a Material Adverse Effect on such Party.

        4.02    Representations and Warranties of the Parties.    Except as (i) set forth in the CapitalSource Disclosure Schedule or PacWest Disclosure Schedule, as applicable, or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by CapitalSource or PacWest, as applicable, since January 1, 2011 but prior to the date hereof (excluding any disclosures set forth under the heading "Risk Factors" and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive, or forward-looking in nature), CapitalSource hereby represents and warrants to PacWest and PacWest hereby represents and warrants to CapitalSource:

          (a)   Organization, Standing and Authority.    It is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and in the case of PacWest only, PacWest is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Each Subsidiary of Party is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. CapitalSource Bank is a California state-chartered industrial bank and a member of the Federal Home Loan Bank of San Francisco. CapitalSource Bank's deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by Law and all premiums and assessments required to be paid in connection therewith have been paid when due. To the Knowledge of CapitalSource, no proceedings for the termination or revocation of the FDIC's insurance are pending or threatened. Pacific Western Bank is a California state-chartered bank and a member of the Federal Home Loan Bank of San Francisco. Pacific Western

  Bank's deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by Law and all premiums and assessments required to be paid in connection therewith have been paid when due. To the Knowledge of PacWest, no proceedings for the termination or revocation of the FDIC's insurance are pending or threatened. Such Party and each of its Subsidiaries is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification. CapitalSource has made available to PacWest a complete and correct copy of the CapitalSource Certificate and the CapitalSource Bylaws and the organizational documents of its Subsidiaries, each as amended prior to the date hereof. The CapitalSource Certificate and the CapitalSource Bylaws and such organization documents made available to PacWest are in full force and effect. PacWest has made available to CapitalSource a complete and correct copy of the PacWest Certificate and the PacWest Bylaws and the organizational documents of its Subsidiaries, each as amended prior to the date hereof. The PacWest Certificate and the PacWest the Bylaws and such organization documents made available to CapitalSource are in full force and effect.

          (b)   Capital Stock.

              (i)  In the case of CapitalSource only, as of the date hereof, the authorized capital stock of CapitalSource consists solely of 1,200,000,000 shares of CapitalSource Common Stock, of which 196,942,997 shares were issued and outstanding at the close of business on July 19, 2013, and 50,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. As of July 19, 2013, 4,962,672 shares of CapitalSource Common Stock are issuable upon the exercise of outstanding CapitalSource Stock Options, 192,629 shares of CapitalSource Common Stock are subject to outstanding CapitalSource RSUs, 4,170,318 shares of CapitalSource Common Stock are subject to outstanding CapitalSource Restricted Shares and 682,046 shares of CapitalSource Common Stock are subject to outstanding CapitalSource Deferred Units. As of the date hereof, 40,000,000 shares of CapitalSource Common Stock are reserved for issuance under the CapitalSource Stock Option Agreement. As of the date hereof, 23,137,721 shares of CapitalSource Common Stock are available for issuance under the CapitalSource Stock Plans. As of the date hereof, no shares of CapitalSource Common Stock are held in treasury by CapitalSource or otherwise owned directly or indirectly by CapitalSource or any Subsidiary of CapitalSource. Except as set forth in this Section 4.02(b)(i), as of the date hereof, there are no shares of CapitalSource Common Stock authorized and reserved for issuance, CapitalSource does not have any other Rights issued or outstanding with respect to CapitalSource Common Stock, and CapitalSource does not have any commitment to authorize, issue or sell any CapitalSource Common Stock or Rights, except pursuant to this Agreement, the CapitalSource Stock Option Agreement and the CapitalSource Section 382 Rights Agreement. CapitalSource does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of CapitalSource on any matter. The outstanding shares of CapitalSource Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Section 4.02(b) of the CapitalSource Disclosure Schedule sets forth for each CapitalSource Stock Option the date of the grant, the expiration date, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of CapitalSource Common Stock subject to such CapitalSource Stock Option, the number of shares subject to such CapitalSource Stock Option that are currently exercisable and the exercise price per share and for each CapitalSource RSU and CapitalSource Restricted Share, the date of the grant and the number of shares of CapitalSource Common Stock subject to such CapitalSource RSU and CapitalSource Restricted Share, as applicable. All Shares issuable upon exercise of CapitalSource Stock Options, in respect of CapitalSource RSUs or pursuant to the CapitalSource Stock Option Agreement, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of preemptive rights. Each CapitalSource Stock Option, CapitalSource RSU and CapitalSource Restricted Share complies with or is exempt from Section 409A of the Code and was properly accounted for on the books and records of CapitalSource and qualifies for the tax and accounting treatment afforded thereto in CapitalSource's Tax Returns and financial statements, respectively. Each grant of CapitalSource Stock Options, CapitalSource RSUs and CapitalSource Restricted Shares was appropriately authorized by the CapitalSource Board or the compensation committee thereof, was made in accordance with the terms of the CapitalSource Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the CapitalSource Board or the compensation committee thereof. The per share exercise price of each CapitalSource Stock Option was determined in accordance with the CapitalSource Stock Plans and was not less than the fair market value of a Share on the applicable date on which the related grant was by its terms to be effective.

             (ii)  In the case of PacWest only, as of the date hereof, the authorized capital stock of PacWest consists solely of 75,000,000 shares of PacWest Common Stock, of which 46,079,065 shares were issued and outstanding (including 1,786,896 shares subject to vesting, repurchase or other lapse restrictions pursuant to the PacWest Stock Plan ("PacWest Restricted Shares")) at the close of business on July 17, 2013, and 5,000,000 shares of PacWest Preferred Stock, none of which are issued and outstanding. As of the date hereof, there are no outstanding PacWest Stock Options or other PacWest Awards (other than PacWest Restricted Shares). As of the date hereof, 9,200,000 shares of PacWest Common Stock are reserved for issuance under the PacWest Stock Option Agreement. As of the date hereof, 1,447,381 shares of PacWest Common Stock are reserved for issuance under the PacWest Stock Plan. As of the date hereof, 433,325 shares of PacWest Common Stock are held in treasury by PacWest or otherwise owned directly or indirectly by PacWest or any Subsidiary of PacWest. Except as set forth in this Section 4.02(b)(ii), as of the date hereof, there are no shares of PacWest Common Stock authorized and reserved for issuance, PacWest does not have any other Rights issued or outstanding with respect to PacWest Common Stock, and PacWest does not have any commitment to authorize, issue or sell any PacWest Common Stock or Rights, except pursuant to this Agreement and the PacWest Stock Option Agreement. PacWest does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of PacWest on any matter. The outstanding shares of PacWest Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Section 4.02(b) of the PacWest Disclosure Schedule sets forth ,for each PacWest Restricted Share the date of the grant and the number of shares of PacWest Common Stock subject to such PacWest Restricted Share. All shares of PacWest Common Stock issuable pursuant to the PacWest Stock Option Agreement, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of preemptive rights. Each PacWest Restricted Share complies with or is exempt from Section 409A of the Code and was properly accounted for on the books and records of PacWest and qualifies for the tax and accounting treatment afforded thereto in PacWest's Tax Returns and financial statements, respectively. Each grant of PacWest Restricted Shares was appropriately authorized by the PacWest Board or the compensation committee thereof, was made in accordance with the terms of the PacWest Stock Plan and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the PacWest Board or the compensation committee thereof.

          (c)   Subsidiaries.

              (i)  Section 4.02(c)(i) of the CapitalSource Disclosure Schedule and of the PacWest Disclosure Schedule, as applicable, sets forth such Party's Subsidiaries, and the ownership interest of such Party in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each such Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of such Party authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights.

             (ii)  Other than each of its Subsidiaries, such Party does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

          (d)   Corporate Power.    Such Party and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets; and such Party has all requisite corporate power and authority and, other than receiving the CapitalSource Stockholder Approval and the PacWest Stockholder Approval, as applicable, has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and the CapitalSource Stock Option Agreement or the PacWest Stock Option Agreement, as applicable, and to consummate the Merger and the transactions contemplated hereby and thereby (subject to (i) the subsequent approval by the board of directors of PacWest of a section 382 stockholder rights plan and the declaration of a dividend in connection therewith as contemplated by Section 5.23 herein and (ii) the subsequent approval by the board of directors of Pacific Western Bank of the Bank Merger that PacWest shall cause to take place prior to the Closing).

          (e)   Corporate Authority.    As of the date hereof, the CapitalSource Board and the PacWest Board have, as applicable, by resolutions duly adopted at meetings duly called and held, (i) determined that this Agreement, the CapitalSource Stock Option Agreement or the PacWest Stock Option Agreement, the Merger and the other transactions contemplated hereby and thereby (including, in the case of PacWest, the PacWest Certificate of Incorporation Amendment) are advisable and fair to and in the best interests of such Party, and its respective stockholders, (ii) approved this Agreement, the CapitalSource Stock Option Agreement or the PacWest Stock Option Agreement, the Merger and the other transactions contemplated hereby and thereby (in the case of PacWest, including the PacWest Certificate of Incorporation Amendment but subject to the subsequent approval of the section 382 stockholder rights plan and the declaration of a dividend in connection therewith as contemplated by Section 5.23 herein) and (iii) resolved that such matters be submitted for consideration by its stockholders at a special meeting of such stockholders and that such matter be recommended for approval at such special meeting. Such Party has duly authorized, executed and delivered this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement, and each of this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement (assuming due authorization, execution and delivery by the other Party) is a valid and legally binding obligation of such Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or to general equity principles. The CapitalSource Board has received an opinion of its financial advisor, J.P. Morgan Securities LLC, to the effect that as of the date thereof, and based upon and subject to the matters set forth therein, the Merger Consideration is fair to its stockholders from a financial point of view. The PacWest Board has received an opinion of its financial advisor, Jefferies & Company, Inc., to the effect that as of the date thereof, and based upon and subject to the matters set forth therein, the payment of the Merger Consideration is fair to PacWest from a financial point of view.

          (f)    Regulatory Approvals; No Violations.    (i) No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority are required to be made or obtained by such Party in connection with the execution, delivery and performance by such Party of this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement, or to consummate the Merger, the Bank Merger and the other transactions contemplated hereby and thereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the CDBO, as may be required, (B) the filing with the SEC of the Prospectus/Proxy Statement and the S-4 Registration Statement and declaration of effectiveness of the S-4 Registration Statement, (C) the filing of the Certificate of Merger with the Delaware Secretary as described in Section 2.02 herein, (D) the filing of the Agreement of Merger with the California Secretary as described in Section 5.21 herein, (E) the filing of any required applications, filings or notices with any state banking authorities listed on Section 4.02(f) of the CapitalSource Disclosure Schedule or the PacWest Disclosure Schedule, as applicable, and approval of such applications, filings and notices and (F) with respect to PacWest, the consent of the FDIC under the Loss Share Agreements. As of the date hereof, such Party is not aware of any reason why the approvals set forth in this Section 4.02(f) and in Section 6.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 6.01(b).

             (ii)  Subject to receipt of the approvals referred to in the preceding paragraph, the CapitalSource Stockholder Approval and the PacWest Stockholder Approval, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement by such Party does not, and the consummation by it of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of such Party or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation (each, a "Contract" and, collectively, "Contracts") binding upon such Party or any of its Subsidiaries or to which such Party or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which either Party or any Subsidiary of either Party is subject, (B) constitute or result in a breach or violation of, or a default under, the CapitalSource Certificate, the PacWest Certificate, the CapitalSource Bylaws or the PacWest Bylaws, as applicable, or the organizational documents of any Subsidiary of such Party or (C) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license.

          (g)   Party Reports; Financial Statements.

              (i)  Such Party has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2011 (the "Applicable Date") (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the "Party Reports"). Each of its Party Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and any rules and regulations promulgated thereunder applicable to the Party Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) its Party Reports did not, and any of its Party Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

             (ii)  Such Party's consolidated financial statements (including, in each case, any notes thereto) contained in its Party Reports were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), were or will be prepared from and in accordance with, the books and records of such Party and its Subsidiaries, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of such Party and the consolidated Subsidiaries of such Party as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

            (iii)  In the case of PacWest, such Party is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ. In the case of CapitalSource, such Party is in compliance with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the "NYSE").

            (iv)  Such Party maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by such Party is recorded and reported on a timely basis to the individuals responsible for the preparation of such Party's filings with the SEC and other public disclosure documents. Such Party maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such Party, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of such Party are being made only in accordance with authorizations of management and directors of such Party, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of such Party's assets that could have a material effect on its financial statements.

             (v)  Such Party has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to such Party's respective auditors and the audit committee of such Party's respective board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect such Party's ability to record, process, summarize and report financial information and has identified for such Party's auditors and audit committee of such Party's board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in such Party's internal control over financial reporting. Such Party has made available to the other Party (i) a summary of any such disclosure made by management to such Party's auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or such Party's auditors to the audit committee required or contemplated by the listing standards of NASDAQ or the NYSE, as applicable, the audit committee's charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from such Party's employees regarding questionable accounting or auditing matters, have been received by such Party to such Party's Knowledge. Such Party has made available to the other Party a summary of all material complaints or concerns relating to other matters made since the Applicable Date through such Party's whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing such Party or any of its Subsidiaries, whether or not employed by such Party or any such Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by such Party or any of its officers, directors, employees or agents to such Party's chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any such policy contemplating such reporting, including in instances not required by those rules.

            (vi)  Such Party and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with (A) the Federal Reserve Board and (B) any other Regulatory Authority, as applicable, and all other material reports and statements required to be filed by it since December 31, 2011, including, without limitation, the rules and regulations of the FDIC, the CDBO or any other Regulatory Authority, as applicable,and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the Laws, rules and regulations of the applicable Regulatory Authority with which they were filed. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of such Party and its Subsidiaries, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of such Party, investigation into the business or operations of such Party or any of its Subsidiaries since December 31, 2011. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of such Party or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of such Party or any of its Subsidiaries since December 31, 2011.

           (vii)  Except for those liabilities that are reflected or reserved against on the most recent consolidated balance sheet included in its Party Reports, neither such Party nor any of its Subsidiaries has incurred any obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those related to environmental and occupational safety and health matters) other than in the ordinary and usual course of business consistent with past practice since the date of such balance sheet (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

          (viii)  Since December 31, 2012, (A) such Party and each of its Subsidiaries have conducted their businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.02 or otherwise) has had, or is reasonably likely to have, a Material Adverse Effect.

            (ix)  Since December 31, 2012, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by such Party or any Subsidiary of such Party, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of such Party other than as set forth in its Party Reports, (C) any change by such Party in accounting principles, practices or methods or (D) any increase in the compensation payable or that could become payable by such Party or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.

          (h)   Litigation.    No civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to such Party's Knowledge, threatened against it or any of its Affiliates and there are no facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, such Party or any of its Affiliates. Neither such Party nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding.

          (i)    Regulatory Matters.

              (i)  None of such Party, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the CDBO, the Federal Reserve Board and the FDIC) or the supervision or regulation of such Party or any of its Subsidiaries (collectively, the "Regulatory Authorities"). Such Party and its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority.

             (ii)  None of such Party or any of its Subsidiaries has been advised by, and such Party does not have Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (j)    Compliance With Laws.

              (i)  Such Party and its Subsidiaries are, and have been since December 31, 2011, in compliance with and are not in default or violation of any Laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair

    Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, the USA PATRIOT Act of 2001 or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans and all regulations, orders or guidance with respect to economic or trade sanctions issued by OFAC. Without limiting the generality of the foregoing, the Parties have not been advised of any governmental or regulatory concerns regarding their compliance with the Anti-Bribery and Anti-Corruption Laws, anti-money laundering Laws, including the Bank Secrecy Act, any Order issued with respect to anti-money laundering by OFAC and any other state or federal anti-money-laundering Laws, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. Such Party has adopted such procedures, policies and internal controls as are necessary or appropriate to comply with the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other applicable anti-money laundering Laws (including any economic or trade sanction or guidance), and, to such Party's Knowledge, is in compliance with such Law in all material respects.

             (ii)  Such Party and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to such Party's Knowledge, no suspension or cancellation of any of them is threatened.

            (iii)  No investigation or review by any Governmental Authority with respect to such Party or any of its Subsidiaries is pending or, to the Knowledge of each such Party, threatened, nor has such Party or any Subsidiary of such Party received any notification or communication from any Governmental Authority (A) asserting that such Party or any such Subsidiary is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to such Party's Knowledge, do any grounds for any of the foregoing exist).

            (iv)  In the case of CapitalSource, as of March 31, 2013, CapitalSource Bank is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary banking regulator), and CapitalSource Bank's rating under the Community Reinvestment Act of 1997 (the "CRA") is no less than "satisfactory".

             (v)  In the case of PacWest, as of March 31, 2013, each of PacWest and Pacific Western Bank is "well-capitalized"(as that term is defined in the relevant regulation of the institution's primary banking regulator), and Pacific Western Bank's rating under the CRA is no less than "satisfactory".

          (k)   Material Contracts; Defaults.    None of such Party or any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K and that has not been filed as an exhibit to one of its Party Reports or (ii) that purports to limit in any material respect either the type of business in which such Party or any of its Subsidiaries (or, after giving effect to the Merger, the Surviving Corporation or any of its Subsidiaries) may engage or the geographic locations in which any of them may so engage in any business. None of such Party or any of its respective Subsidiaries is in default under any Contracts to which any such entity is a party, by which it or its assets, business or operations may be bound or affected or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. In the case of CapitalSource, Section 4.02(k) of the CapitalSource Disclosure Schedule sets forth a true and complete list of (x) all Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by CapitalSource of this Agreement and the CapitalSource Stock Option Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby. In the case of PacWest, other than the Loss Share Agreements, Section 4.02(k) of the PacWest Disclosure Schedule sets forth a true and complete list of (x) all Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by PacWest of this Agreement and the PacWest Stock Option Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

          (l)    No Brokers.    None of such Party, any of its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, the CapitalSource Stock Option Agreement or the PacWest Stock Option Agreement, except that (i) in the case of CapitalSource, CapitalSource has employed J.P. Morgan Securities LLC as its financial advisor, the arrangements with which have been disclosed in writing to PacWest prior to the date hereof, and (ii) in the case of PacWest, PacWest has employed Jefferies & Company, Inc., Goldman, Sachs & Co. and Castle Creek Capital LLC as its financial advisors, the arrangements with which have been disclosed in writing to CapitalSource prior to the date hereof.

          (m)  Employee Benefit Plans.

              (i)  Section 4.02(m)(i) of the CapitalSource Disclosure Schedule and Section 4.02(m)(i) of the PacWest Disclosure Schedule, as the case may be, lists, as applicable, all material "employee benefit plans" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, stock based, incentive, retention, deferred compensation, retiree medical or life insurance, supplemental retirement, termination, severance, employment or other compensation or benefit plans, programs, arrangements, contracts or agreements to or with respect to which such Party or any of its Subsidiaries is a party or has any current or future obligation or that are maintained, contributed to or sponsored by such Party or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of such Party or any of its Subsidiaries (all such plans, programs, arrangements, contracts or agreements with respect to the applicable Party, collectively, the "Benefit Plans"). Such Party has heretofore made available to the other Party true and complete copies of each of the Benefit Plans and the following related documents: (i) all summary plan descriptions, amendments, modifications or material supplements to any Benefit Plan, (ii) any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plan, (iii) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the "IRS") for the last two plan years, (iv) the most recently received determination letter from the IRS, if any, relating to a Benefit Plan, and (v) the most recently prepared actuarial report for each Benefit Plan (if applicable) for each of the last two years. Except as specifically provided in the foregoing documents delivered or made available by such Party to the other Party, there are no amendments to such Party's

    Benefit Plans that have been adopted or approved nor has such Party undertaken to make any such amendments or to adopt or approve any new Benefit Plan.

             (ii)  Each Benefit Plan of such Party has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Within the past three (3) years, none of such Party or any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Authority with respect to any Benefit Plan, and none of such Party or any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

            (iii)  Section 4.02(m)(iii) of the CapitalSource Disclosure Schedule and Section 4.02(m)(iii) of the PacWest Disclosure Schedule, as the case may be, identifies, as applicable, each Benefit Plan of such Party that is intended to be qualified under Section 401(a) of the Code (all such plans with respect to the applicable Party, the "Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan of such Party and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of such Party, there are no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

            (iv)  None of such Party, any of its Subsidiaries or any trade or business of such Party or any of its Subsidiaries, whether or not incorporated, all of which together with such Party would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate") maintains or contributes to or has within the past six (6) years maintained or contributed to an "employee benefit plan" within the meaning of Section 3(2) of ERISA that is subject to Subtitles C or D of Title IV of ERISA. Without limiting the generality of the foregoing, neither such Party nor any of its Subsidiaries nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

             (v)  None of such Party, any of its Subsidiaries or any ERISA Affiliate has, at any time during the past six (6) years, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and, within the past six (6) years, none of such Party, any of its Subsidiaries or any ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

            (vi)  None of such Party or any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar provisions of state or local Law.

           (vii)  Each Benefit Plan of such Party that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been and is, in all material respects, in documentary and operational compliance with Section 409A of the Code.

          (viii)  None of such Party or any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 4999 or 409A of the Code.

            (ix)  All contributions required to be made to any Benefit Plan of such Party by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on such Party's respective financial statements included in its Party Reports to the extent required by GAAP.

             (x)  As of the date hereof, there are no pending or, to such Party's Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to such Party's Knowledge, no set of circumstances exists which could reasonably be expected to give rise to a claim or lawsuit, against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans which could reasonably be expected to result in any liability of such Party or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Benefit Plan, or any other party.

            (xi)  None of such Party, any of its Subsidiaries, any ERISA Affiliate or any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could reasonably be expected to subject any of the Benefit Plans of such Party or their related trusts, such Party, any of its Subsidiaries, any ERISA Affiliate or any person that such Party or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA. None of such Party or any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

           (xii)  There has been no amendment to, announcement by such Party or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would reasonably be expected to increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year, other than amendments, announcements or changes that are reasonably necessary in order to comply with applicable Law. None of the execution and delivery of this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement, the CapitalSource Stockholder Approval or the PacWest Stockholder Approval, as applicable, or the consummation of the transactions contemplated hereby and thereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of such Party or any of its Subsidiaries, or result in any limitation on the right of such Party or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan of such Party or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by such Party or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (n)   Labor Matters.    There are no pending or, to Knowledge of such Party, threatened material labor grievances or material unfair labor practice claims or charges against such Party or any of its Subsidiaries, or any strikes or other labor disputes against such Party or any of its Subsidiaries. None of such Party or any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor union or labor organization, or work rules or practices agreed to with any labor union, labor organization or employee association applicable to employees of such Party or any of its Subsidiaries and, to the Knowledge of such Party, there are no organizing efforts by any union or other group seeking to represent any employees of such Party or any of its Subsidiaries. There is no pending or, to the Knowledge of such Party, threatened, nor has there been at any time during the past three (3) years any, labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving such Party or any of its Subsidiaries. Such Party has no Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Such Party and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours, equal opportunity, plant closures and layoffs, workers' compensation, labor relations and unemployment insurance.

          (o)   Environmental Matters.    (i) Such Party and its Subsidiaries have complied at all times and are in compliance with all applicable Environmental Laws; (ii) to such Party's Knowledge, no real property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by such Party or any of its Subsidiaries (including any property in which such Party or any of its Subsidiaries holds or has held a fiduciary or management role, a "Party Loan Property"), is or has been contaminated with, or has or has had any release of, any Hazardous Substance at any time; (iii) to such Party's Knowledge, none of such Party or any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any Party Loan Property which is or has been contaminated with, or has or has had any release of, any Hazardous Substance; (iv) none of such Party or any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) none of such Party or any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) none of such Party or any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vii) none of such Party or any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party under any Environmental Law or relating to any Hazardous Substance; (viii) to such Party's Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving such Party, any Subsidiary of such Party, any currently or formerly owned or operated property, or any Party Loan Property, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against such Party, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property or Party Loan Property and (ix) such Party has made available to the other Party copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or control relating to such Party, any of its Subsidiaries and any currently or formerly owned or operated property or any Party Loan Property.

  As used herein, the term "Environmental Laws" means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion, common Law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, employee exposure, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, and the term "Hazardous Substance" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which has been, is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (p)   Tax Matters.    (i) (A) Such Party and its Subsidiaries (I) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate; (II) has paid in full or accrued all Taxes that are required to have been paid or accrued and has withheld from amounts owing to any employee, creditor or third party all amounts that it is obligated to have withheld; (III) in the case of any Tax Return required to be retained by it prior to the Effective Time in respect of any information reporting or other Tax requirements, has retained properly completed Tax Returns in its files; and (IV) has complied with all information reporting (and related withholding) requirements related to payments to, and transactions completed for, customers, (B) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, (C) no issues have been raised by any taxing authority in connection with any audit or examination of any Tax Return that are currently pending, (D) none of such Party or any of its Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (E) to such Party's Knowledge and as of the date hereof, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns or Tax matters, and (F) as of the date hereof, such Party has made available to the other Party true, correct and complete copies of all material income, franchise, capital and similar Tax Returns filed by such Party or any of its Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired.

             (ii)  There are no Liens on any of such Party's assets or on any assets of any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for statutory Liens for Taxes not yet due and payable) nor, to such Party's Knowledge, is any taxing authority in the process of imposing a Lien for Taxes upon such assets.

            (iii)  None of such Party or any of its Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in Taxable income for any Tax period beginning on or after the Effective Time, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

            (iv)  None of such Party or any of its Subsidiaries is a party to any Tax allocation or sharing agreement. None of such Party or any of its Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which such Party is the common parent) or otherwise has any liability for the Taxes of any Person (other than with respect to itself or any of its Subsidiaries).

             (v)  No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to such Party or any of its Subsidiaries.

            (vi)  No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement.

           (vii)  As of the date hereof, none of such Party or any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (viii)  None of such Party or any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

          (q)   Risk Management Instruments.    None of such Party or any of its Subsidiaries is a party to or have agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") and do not own any securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (r)   Books and Records.    The books and records of such Party and its Subsidiaries have been fully, properly and accurately maintained, there are no inaccuracies or discrepancies of any kind contained or reflected therein and they fairly present the financial position and results of operations of such Party and its Subsidiaries.

          (s)   Insurance.    Section 4.02(s) of the CapitalSource Disclosure Schedule and Section 4.02(s) of the PacWest Disclosure Schedule, as applicable, sets forth a true and complete list of all of the insurance policies, binders or bonds maintained by the applicable Party or any of its Subsidiaries and all insurance claims filed by such Party or any of its Subsidiaries under such policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. Section 4.02(s) of the CapitalSource Disclosure Schedule and Section 4.02(s) of the PacWest Disclosure Schedule, as applicable, also lists all claims or potential claims meeting the applicable reporting thresholds under such policies that have not been reported thereunder. All such policies of such Party are with reputable insurers and provide full and adequate coverage for all normal risks incidental to the business of such Party and its Subsidiaries and each of their respective properties and assets and are in character and amount reasonably consistent with industry practice. All such policies of such Party are in full force and effect; none of such Party or any of its Subsidiaries are in material default thereunder; and all claims thereunder have been filed, and all premiums due thereunder have been paid, in due and timely fashion.

          (t)    Allowance For Loan Losses.    Such Party or CapitalSource Bank's or Pacific Western Bank's, as applicable, allowance for loan losses ("ALL") is, and shall be as of the Effective Time, in compliance with each of such entity's existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

          (u)   Transactions With Affiliates.    Such Party has not engaged in any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

          (v)   Real Property.

              (i)  Section 4.02(v)(i) of the CapitalSource Disclosure Schedule and Section 4.02(v)(i) of the PacWest Disclosure Schedule, as applicable, contain a complete and correct list of all real property or premises owned or operated by such Party as of the date hereof. Other than as disclosed in Section 4.02(v)(i) of the CapitalSource Disclosure Schedule and Section 4.02(v)(i) of the PacWest Disclosure Schedule, as applicable, none of such Party or any of its Subsidiaries owns, and no such entity is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part.

             (ii)  (A) Section 4.02(v)(ii) of the CapitalSource Disclosure Schedule and Section 4.02(v)(ii) of the PacWest Disclosure Schedule, as applicable, contains a complete and correct list of all real property or premises leased or subleased in whole or in part by the applicable Party or any of its Subsidiaries, and together with a list of all applicable leases or subleases and the name of the lessor or sublessor.

              (B)  Each of the leases referred to in the CapitalSource Disclosure Schedule or the PacWest Disclosure Schedule, as applicable, is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the applicable Party or any of its Subsidiaries, or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than such Party or one of its Subsidiaries, the foregoing representation is based on the Knowledge of such Party.

            (iii)  As to such Party and its Subsidiaries, none of the owned or leased premises or properties described in paragraph (i) or (ii) above have been condemned or otherwise taken by any Governmental Authority and, to such Party's Knowledge, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, Contract or Law which might adversely affect its use or value for the purposes now made of it. None of the premises or properties of such Party or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by such Party or such Subsidiary.

          (w)  Title.    Such Party and its Subsidiaries has good title to its properties and assets (other than property as to which it is lessee) except (A) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings and Liens for Taxes not yet due, (B) pledges of assets in the ordinary and usual course of business to secure public deposits, (C) for those assets and properties disposed of for fair value in the ordinary course of business since December 31, 2012 and (D) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

          (x)   Intellectual Property.

              (i)  Such Party and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are necessary for or used in the business of such Party or any of its Subsidiaries as currently conducted.

             (ii)  (A) None of such Party or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by such Party of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which such Party or any of its Subsidiaries is a party and pursuant to which such Party or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, "Third-Party Intellectual Property Rights"); (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets or computer software owned by such Party or any of its Subsidiaries (collectively, the "Intellectual Property Rights"); or (II) Third-Party Intellectual Property Rights are currently pending or, to the Knowledge of such Party, are threatened by any Person; and (C) such Party has no Knowledge of any valid grounds for any bona fide claims (I) against the use by such Party or any of its Subsidiaries of any Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of such Party or any of its Subsidiaries as currently conducted or as proposed to be conducted; (II) challenging the ownership, validity or enforceability of any Intellectual Property Rights; or (III) challenging such Party's or any of its Subsidiaries' license or legally enforceable right to use any Third-Party Intellectual Property Rights.

          (y)   Trust Business.    Such Party does not engage in the trust business and does not serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.

          (z)   Takeover Statutes.    Such Party has taken all action necessary to exempt or exclude this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement and the transactions contemplated hereby and thereby, including the Merger, from: (i) the restrictions on business combinations set forth in § 203 of the DGCL; and (ii) any other similar antitakeover Law (each, a "Takeover Statute"). Accordingly, no Takeover Statute applies to this Agreement or the transactions contemplated hereby, including the Merger, with respect to such Party. Such Party does not have any stockholder rights plan, "poison pill" or similar plan or arrangement in effect, other than the CapitalSource Section 382 Rights Agreement.

          (aa) No Other Representations or Warranties.

              (i)  Except for the representations and warranties in this Article IV, neither Party nor any other Person makes any express or implied representation or warranty with respect to such Party and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and such Party hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by such Party in this Article IV, neither Party nor any Person makes or has made any representation to the other Party or any of such other Party's Affiliates or representatives with respect to any oral or written information presented to the other Party or any of such other Party's Affiliates or representatives in the course of their due diligence investigation of such Party (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

             (ii)  Such Party acknowledges and agrees that neither the other Party nor any other Person has made or is making any express or implied representation or warranty other than those contained in this Article IV.

ARTICLE 5

COVENANTS

        5.01    Interim Operations.     Each Party covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless the other Party hereto shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Law, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries' present employees and agents, and, subject to Section 5.08, it and its Subsidiaries will take no action that would reasonably be expected to materially adversely affect or delay the ability of either Party to obtain any necessary approvals of any Regulatory Authorities or other Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement or as required by Law, (B) as the other Party hereto may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 5.01 of its Disclosure Schedule, each Party will not and will not permit its Subsidiaries to:

          (a)   Capital Stock.    Other than any shares of CapitalSource Common Stock issuable in respect of CapitalSource Stock Options, CapitalSource RSUs, CapitalSource Restricted Shares and CapitalSource Deferred Units outstanding on the date hereof or permitted to be granted after the date hereof, any shares or Rights issuable pursuant to the CapitalSource Section 382 Rights Agreement, and any shares of PacWest Common Stock issuable in respect of PacWest Restricted Shares outstanding on the date hereof or permitted to be granted after the date hereof, (i) issue, sell, pledge, dispose of, encumber, permit to become outstanding or authorize the creation of any shares of capital stock or any Rights, or (ii) permit any additional shares of capital stock of such Party or any Subsidiary of such Party to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (b)   Dividends; Etc.    (i) Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to such Party or to any other direct or indirect wholly-owned Subsidiary of such Party and except for quarterly dividends on CapitalSource Common Stock not to exceed $0.01 per share and for quarterly dividends on PacWest Common Stock not to exceed $0.25 per share and regular distributions on outstanding trust preferred securities or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

          (c)   Compensation; Employment Agreements; Etc.    Enter into, renew, terminate, amend or otherwise modify any material employment, retention, change in control, consulting, transition, termination, severance or similar agreements or arrangements with any director, officer, employee or consultant of such Party or any of its Subsidiaries, enter into any collective bargaining or similar agreement, pay or award, or commit to pay or award, any bonus or incentive compensation, or grant any salary or wage increase or increase any employee compensation or benefit (including incentive or bonus payments), except (i) for increases in salary, wages or annual bonus opportunities for employees in the ordinary and usual course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than three percent (3%), (ii) to the extent required by the terms of an existing Benefit Plan as in effect as of the date hereof or (iii) for other changes that are required by applicable Law. Without limiting the generality of the foregoing, neither Party shall grant or approve the grant of any stock options or other equity or equity-based awards under the CapitalSource Stock Plans or the PacWest Stock Plan, as applicable other than as may be mutually agreed upon by the chief executive officer of each Party after consultation.

          (d)   Hiring.    Except as may be mutually agreed upon by the chief executive officer of each Party after consultation, hire any person as an employee of such Party or any of its Subsidiaries or promote any employee (except persons hired or promoted to fill any vacancies arising on or after the date hereof and whose employment is terminable at the will of such Party or any such Subsidiary) other than any person to be hired who would have an annual base salary of no more than $150,000. Except as may be mutually agreed upon by the chief executive officer of each Party after consultation, neither of the Parties nor any of their respective Subsidiaries may terminate other than for cause the employment of any officer or employee whose annual base salary is more than $150,000.

          (e)   Benefit Plans.    (i) Enter into, terminate, establish, adopt or amend any Benefit Plans or any other employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former director, officer, employee or consultant of the Party or any of its Subsidiaries, (ii) take any action to accelerate the vesting of or exercisability of stock options, restricted stock, restricted stock units, other equity or equity-based awards or (iii) fund or in any other way secure the payment of any cash benefits, in each case, except to the extent required by applicable Law or the terms of an existing Benefit Plan as in effect as of the date hereof. Without limiting the generality of the foregoing, neither Party shall amend or modify the CapitalSource Stock Plans or PacWest Stock Plan, as applicable.

          (f)    Dispositions.    Sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations pursuant to Section 5.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to such Party and its Subsidiaries, taken as a whole.

          (g)   Acquisitions.    Except pursuant to Contracts already in effect as of the date of this Agreement and disclosed in Section 5.01 of its Disclosure Schedule, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, equity interests, deposits or properties of any other Person (other than purchases of loans and loan participations pursuant to Section 5.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to such Party and its Subsidiaries, taken as a whole.

          (h)   Mergers.    Merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses.

          (i)    Capital Expenditures.    Make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $250,000 individually or $1,000,000 in the aggregate.

          (j)    Governing Documents.    Amend either the CapitalSource Certificate or the CapitalSource Bylaws or the PacWest Certificate or the PacWest Bylaws, as the case may be, or the organizational documents of any Subsidiary.

          (k)   Accounting Methods.    Implement or adopt any change in such Party's book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by such Party's independent public accountants, or as required by Section 5.07 of this Agreement.

          (l)    Contracts.    Except with respect to contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice and in accordance with Section 5.01(q), enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claims under, any Contract that calls for aggregate annual payments of $250,000 or more by or to such Party or its Subsidiaries, and which is not terminable at will or with thirty (30) days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.

          (m)  Claims.    Enter into any settlement, compromise or similar agreement with respect to, any action, suit, proceeding, order or investigation to which such Party or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, compromise, agreement or action involves payment by a Party or any Subsidiary of an amount that exceeds $100,000 individually or $500,000 in the aggregate or would impose any material restriction on the business of the Surviving Corporation or create adverse precedent for claims that are reasonably likely to be material to such Party and its Subsidiaries, taken as a whole.

          (n)   Adverse Actions.    Take any action or omit to take any action that would reasonably be likely to result in (i) any of such Party's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.

          (o)   Risk Management.    Except as required by applicable Law or the Federal Reserve Board or the CDBO, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow in all material respects, such Party's or its applicable Subsidiary's existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable efforts to avoid any material increase in such Party's aggregate exposure to interest rate risk.

          (p)   Indebtedness.    Incur or modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco or indebtedness of a Party or any of its wholly-owned Subsidiaries to such Party or any of its Subsidiaries) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

          (q)   Loans.    (i) Make any loan or loan commitment to any Person which would, when aggregated with all outstanding loans or loan commitments or any renewals or extensions thereof made to such Person and any Affiliate or immediate family member of such Person exceed $35,000,000 or (ii) purchase or sell any loan or loan participation in excess of $35,000,000, in each case, without first submitting a copy of the loan write up containing the information customarily submitted to the management credit committee of CapitalSource Bank or the bank loan committee of Pacific Western Bank, as applicable, to the chief credit officer of the other Party two (2) full Business Days prior to taking such action; provided that, if such other Party objects in writing to such loan or loan commitment or such purchase or sale within two (2) full Business Days after receiving such loan write up, the requesting Party shall obtain the approval of a majority of the members of the requesting Party's bank subsidiary's committee mentioned above, as applicable, prior to making such loan or loan commitment or such purchase or sale. A Party shall not forgive any loans to directors, officers or employees.

          (r)   Investments.    (i) Other than in accordance with the investment policies of such Party or any of its Subsidiaries in effect on the date hereof or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, each Party, CapitalSource Bank and Pacific Western Bank may purchase investment securities if, within two (2) Business Days after a Party requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that the other Party consent to making of any such purchase, such other Party has approved such request in writing or has not responded in writing to such request.

          (s)   Taxes.    (i) Commence or settle any litigation or proceeding with respect to any liability for material Taxes, take any action which is reasonably likely to have a material adverse impact on the Tax position of CapitalSource or PacWest, as applicable, or, after the Merger, which is reasonably likely to have a material adverse impact on the Tax position of the Surviving Corporation, (ii) except in the ordinary and usual course of business consistent with past practice, make or change any material express or deemed Tax election, file any amended Tax Return or change any of its methods of reporting income or deductions for Tax purposes or (iii) take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

          (t)    Branches.    Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or any of its Subsidiaries.

          (u)   New Business.    Enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, as applicable (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law or policies imposed by any Governmental Authority.

          (v)   Lending Practices.    Other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) its hedging practices and policies, in each case except as required by Law or requested by a Governmental Authority.

          (w)  Commitments.    Agree or commit to do any of the foregoing.

        5.02    Reasonable Best Efforts.     Subject to the terms and conditions of this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement, each of CapitalSource and PacWest agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement or under applicable Laws to consummate and make effective the Merger, the Bank Merger and the other transactions contemplated hereby and thereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI hereof.

        5.03    Stockholder Approval.     (a) CapitalSource agrees to take, in accordance with applicable Law and the CapitalSource Certificate and the CapitalSource Bylaws, all action necessary to convene as soon as practicable after the S-4 Registration Statement is declared effective, a special meeting or meetings of its stockholders duly called and held for such purposes (the "CapitalSource Meeting") to consider and to obtain the CapitalSource Stockholder Approval. Except with the prior approval of PacWest, no other matters shall be submitted for the approval of CapitalSource stockholders. Subject to Section 5.04(c), the CapitalSource Board shall at all times prior to and during such special meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its stockholders (the "CapitalSource Board Recommendation").

          (b)   PacWest agrees to take, in accordance with applicable Law and the PacWest Certificate and the PacWest Bylaws, all action necessary to convene as soon as practicable after the S-4 Registration Statement is declared effective, a special meeting or meetings of its stockholders duly called and held for such purposes (the "PacWest Meeting") to consider and obtain the PacWest Stockholder Approval. Subject to Section 5.04(d) the PacWest Board shall at all times prior to and during such special meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its stockholders (the "PacWest Board Recommendation").

          (c)   CapitalSource and PacWest shall cooperate to schedule and convene such stockholder meetings on the same date.

        5.04    Registration Statement; Joint Proxy Statement; Change of Recommendation.     (a) PacWest and CapitalSource shall prepare and file with the SEC the Prospectus/Proxy Statement (as defined below), and PacWest shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by PacWest in connection with the issuance of shares of PacWest Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof, the "S-4 Registration Statement"), as promptly as practicable, and in any event within forty-five (45) Business Days after the date hereof. PacWest and CapitalSource each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective holders of CapitalSource Common Stock and PacWest Common Stock. PacWest and CapitalSource shall reasonably promptly provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Prospectus/Proxy Statement or the S-4 Registration Statement received from the SEC. Each Party shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Prospectus/Proxy Statement and S-4 Registration Statement prior to filing such with the SEC.

          (b)   CapitalSource and PacWest each agrees, as to itself and its Subsidiaries, that (i) the S-4 Registration Statement will not, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the S-4 Registration Statement, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to stockholders and at the times of the CapitalSource Meeting and the PacWest Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Prospectus/Proxy Statement. CapitalSource and PacWest will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of CapitalSource and PacWest agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Prospectus/Proxy Statement to be false or misleading with respect to any material fact, or that would result in an omission to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Prospectus/Proxy Statement.

          (c)   (i) The CapitalSource Board and each committee thereof shall not:

              (A)  except as expressly permitted by, and after compliance with, Section 5.04(c)(ii) hereof, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to PacWest, the CapitalSource Board Recommendation with respect to the Merger (a "CapitalSource Change of Recommendation"); or

              (B)  cause or permit CapitalSource to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 5.06 entered into in compliance with Section 5.06) (an "Alternative Acquisition Agreement") relating to any Acquisition Proposal made to CapitalSource.

             (ii)  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the CapitalSource Stockholder Approval contemplated by this Agreement is obtained, the CapitalSource Board may withhold, withdraw or adversely modify the CapitalSource Board Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made to CapitalSource after the date hereof that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if (A) an unsolicited bona fide written offer is made to CapitalSource and is not withdrawn and the CapitalSource Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal, and (B) the CapitalSource Board determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to violate the CapitalSource Board's fiduciary duties under applicable Law; provided, however, that no such CapitalSource Change of Recommendation may be made until after (I) at least five (5) Business Days following PacWest's receipt of notice from CapitalSource advising that the CapitalSource Board intends to take such action and the basis therefor, including all necessary information under Section 5.06 and (II) CapitalSource has negotiated in good faith to permit PacWest to modify this Agreement during such five (5) Business Day period. In determining whether to make a CapitalSource Change of Recommendation, the CapitalSource Board shall take into account any changes to the terms of this Agreement and the PacWest Stock Option Agreement proposed by PacWest and any other information provided by PacWest in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.04, including with respect to the notice period referred to in this Section 5.04.

          (d)   (i) The PacWest Board and each committee thereof shall not:

              (A)  except as expressly permitted by, and after compliance with, Section 5.04(d)(ii) hereof, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to CapitalSource, the PacWest Board

      Recommendation with respect to the Merger (a "PacWest Change of Recommendation"); or

              (B)  cause or permit PacWest to enter into any Alternative Acquisition Agreement relating to any Acquisition Proposal made to PacWest.

             (ii)  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the PacWest Stockholder Approval contemplated by this Agreement is obtained, the PacWest Board may withhold, withdraw or adversely modify the PacWest Board Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made to PacWest after the date hereof that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if (A) an unsolicited bona fide written offer is made to PacWest and is not withdrawn and the PacWest Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal, and (B) the PacWest Board determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to violate the PacWest Board's fiduciary duties under applicable Law; provided, however, that no such PacWest Change of Recommendation may be made until after (I) at least five (5) Business Days following CapitalSource's receipt of notice from PacWest that the PacWest Board intends to take such action and the basis therefor, including all necessary information under Section 5.06 and (II) PacWest has negotiated in good faith to permit CapitalSource to modify this Agreement during such five (5) Business Day period. In determining whether to make a PacWest Change of Recommendation, the PacWest Board shall take into account any changes to the terms of this Agreement and the CapitalSource Stock Option Agreement proposed by CapitalSource and any other information provided by CapitalSource in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.04, including with respect to the notice period referred to in this Section 5.04.

          (e)   Press Releases.    CapitalSource and PacWest shall consult with each other before issuing any press release with respect to the Merger, this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement and (except with respect to a CapitalSource Change of Recommendation or a PacWest Change of Recommendation, subject to compliance with Section 5.04(c) or 5.04(d), as applicable) shall not issue any such press release or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of NASDAQ or the NYSE, as applicable, or the SEC. CapitalSource and PacWest shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement as reasonably requested by the other Party.

        5.05    Access; Information.     (a) The Parties agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford the other Party and the other Party's officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), Contracts, properties and personnel and to such other information as may be reasonably requested and, during such period, it shall furnish promptly all information concerning its business, properties and personnel as may be reasonably requested.

          (b)   Without limiting the generality of Section 5.05(a), prior to the Effective Time, each Party and each Party's representatives shall have the right to conduct a review to determine (i) that the assets, books, records and operations of the other Party are in satisfactory condition and will not in a material way adversely impact the Surviving Corporation after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

          (c)   The Parties agree that, subject to applicable Laws, they shall cooperate in good faith on preparing for the development of mutually agreed operating issues to be implemented after the Effective Time, which the Parties agree have priority including assisting in developing and implementing plans for integration and conversion and other matters affecting branches, customers and back office operations.

          (d)   Each Party agrees that, upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford the other Party and its authorized representatives such access to personnel as may be reasonably requested and such books and records as are substantially similar in scope as provided to each Party in its due diligence review prior to the date of this Agreement.

          (e)   Each party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Section 5.05 in accordance with the terms of the Confidentiality Agreement, dated as of May 5, 2013 (the "Confidentiality Agreement"), between the Parties.

          (f)    No investigation by either Party of the business and affairs of the other Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such Party's obligation to consummate the transactions contemplated by this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement.

        5.06    Acquisition Proposals.     Each Party agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' agents and representatives (including any financial advisor, attorney or accountant retained by it or acting on its behalf) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. Each Party further agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its agents and representatives (including any financial advisor, attorney or accountant retained by it or acting on its behalf) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent CapitalSource, the CapitalSource Board, PacWest or the PacWest Board from (A) complying with Rule 14d-9 and Rule 14d-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement; (B) at any time prior, but not after the CapitalSource Meeting or the PacWest Meeting, as applicable, is convened, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if such Party receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive in the aggregate to the other party than those contained in the Confidentiality Agreement; or (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal if and only to the extent that, (i) in each such case referred to in clause (B) or (C) above, such Party's board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to violate the directors' respective fiduciary duties under applicable Law. Each Party agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. Each Party agrees that it will take the necessary steps to promptly inform the individuals referred to in the first sentence hereof of the obligations undertaken in this Section 5.06. Each Party agrees that it will notify the other Party promptly, but in no event later than the next succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep such other Party informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. As used in this Agreement, (i) "Acquisition Proposal" means (A) any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving such Party or any of its Subsidiaries that if consummated, would result in any Person (or the stockholders of any Person) owning 15% or more of the total voting power of such Party or the surviving entity in a merger involving such party or the resulting parent company of such surviving entity and (B) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power of any class of equity securities of the applicable Party or those of any of its Subsidiaries or 15% or more of such Party's consolidated total assets (including, without limitation, equity securities of its Subsidiaries), in each case other than the transactions contemplated by this Agreement.

        5.07    Certain Policies.     Immediately prior to the Effective Time and provided that each Party has confirmed in writing that all conditions to its obligations to effect the Merger have been satisfied or waived and that it is prepared to effect the Merger, CapitalSource shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of the CDBO and applicable banking Law, modify or change its loan, other real estate owned, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of PacWest; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles and GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by CapitalSource that any such modification or change is appropriate or required or that any financial statement or information previously provided by CapitalSource was incorrect in any respect.

        5.08    Regulatory Applications.     (a) Each of PacWest and CapitalSource shall cooperate and use their respective reasonable best efforts to prepare and file, or in the case of PacWest cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the Merger, the Bank Merger or any of the other transactions contemplated hereby; and any initial filings with Governmental Authorities (other than the SEC) shall be made by PacWest as soon as reasonably practicable after the execution hereof and in any event within forty-five (45) days of the date hereof. Subject to applicable Laws relating to the exchange of information, each of PacWest and CapitalSource shall have the right to review in advance, and to the extent practicable, each shall consult with the other on, all written information submitted to any third party and/or any Governmental Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such Parties agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it shall consult with the other Party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement, and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of the non-confidential portions of notices or other communications received by PacWest or CapitalSource, as the case may be, from any third party and/or Governmental Authority with respect to the Merger, the Bank Merger and the other transactions contemplated by this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement, and, to the extent permitted by Law, providing descriptions of any oral communications from such Persons). Notwithstanding the foregoing, nothing contained herein shall be deemed to require CapitalSource or PacWest to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities that would reasonably be likely, in each case following the Effective Time (but regardless when the action, condition or restriction is to be taken or implemented), to (i) have a Material Adverse Effect with respect to the Surviving Corporation and its Subsidiaries, taken as a whole or (ii) require PacWest, Pacific Western Bank, the Surviving Corporation or the surviving bank in the Bank Merger to raise additional capital in an amount that would materially reduce the economic benefits of the Merger to the holders of PacWest Common Stock (including the CapitalSource stockholders in respect of the shares of PacWest Common Stock received by them in the Merger) (a "Materially Burdensome Regulatory Condition").

          (b)   Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party to any third party and/or Governmental Authority.

        5.09    Indemnification; Director's and Officer's Insurance.     (a) From and after the Effective Time, PacWest and the Surviving Corporation agree that they will indemnify and hold harmless each present and former director and officer of CapitalSource (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) (each a "Claim"), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (and PacWest or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, however, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Further, the Surviving Corporation shall assume, perform and observe the obligations of CapitalSource under any agreements in effect as of the date of this Agreement to indemnify those Persons who are or have at any time been directors and officers of CapitalSource for their acts and omissions occurring prior to the Closing Date in their capacity as officers or directors.

          (b)   Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify PacWest or the Surviving Corporation thereof, but the failure to so notify shall not relieve PacWest or the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice PacWest or the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) PacWest or the Surviving Corporation shall have the right to assume the defense thereof and PacWest and the Surviving Corporation shall not be liable to such Indemnified

  Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that none of PacWest or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) PacWest and the Surviving Party shall not be liable for any settlement effected without its prior written consent; provided, however, that PacWest and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (c)   For a period of six years from the Effective Time, the Surviving Corporation shall provide that portion of director's and officer's liability insurance ("D&O Insurance") that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of CapitalSource (as opposed to the portion that serves to reimburse CapitalSource) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by CapitalSource; provided, however, that in no event shall the Surviving Corporation be required to expend in the aggregate for such six (6)-year period more than 300% of the current amount expended on an annual basis by CapitalSource to maintain or procure such D&O Insurance; provided, further, that if the Surviving Corporation is unable to maintain or obtain the D&O Insurance called for by this Section 5.09, the Surviving Corporation shall obtain as much comparable insurance as is available at a cost in the aggregate for such six (6)-year period up to 300% of the current annual premium; provided, further, that officers and directors of CapitalSource may be required to make application and provide customary representations and warranties to the Surviving Corporation's insurance carrier for the purpose of obtaining such D&O Insurance. In lieu of the foregoing, either Party may, with the approval of the other Party, such approval not to be unreasonably withheld or delayed, purchase, at or prior to the Effective Time, a six-year prepaid "tail" policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors' and officers' liability insurance and fiduciary liability insurance maintained by CapitalSource and its Subsidiaries with respect to matters arising on or prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereby, at an aggregate cost up to but not exceeding 300% of the current annual premium for such insurance. If such prepaid "tail" policy has been obtained prior to the Effective Time, PacWest shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance pursuant to this Section 5.09(c).

          (d)   If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.09.

        5.10    Benefit Plans.     (a) From the Effective Time through the first anniversary of the Closing Date (the "Continuation Period"), PacWest shall provide, or cause to be provided to any employee of CapitalSource or any of its Subsidiaries as of immediately prior to the Effective Time (such employees "Continuing Employees") while employed by PacWest or its Subsidiaries base salary, incentive compensation opportunities and benefits (other than severance benefits) that are no less favorable, in the aggregate, than the base salary, incentive compensation opportunities and benefits provided to such Continuing Employee immediately prior to the Effective Time. After the Continuation Period, Continuing Employees will be paid base salary and be eligible to participate in the employee benefit and compensation plans, programs, policies and arrangements of PacWest and its Subsidiaries on the same basis and terms and conditions as apply to similarly situated employees of PacWest and its Subsidiaries. With respect to severance benefits, Continuing Employees shall be eligible for severance benefits on the terms and conditions set forth on Section 5.10(a) of the CapitalSource Disclosure Schedule. PacWest will cause each of its employee benefit and compensation plans (including, for the avoidance of doubt, the Executive Severance Pay Plan, as in effect from time to time, and, after the Continuation Period the Employee Severance Pay Plan) to take into account, for purposes of eligibility, vesting, levels of benefits and benefit accrual thereunder, the service of the Continuing Employees with CapitalSource and its Affiliates (including without limitation any predecessor entities) as if such service were with PacWest, to the same extent that such service was credited under a comparable plan of CapitalSource or any of its Subsidiaries (except to the extent it would result in a duplication of benefits for the same period of service and other than for benefit accrual purposes under any defined benefit pension plan of PacWest or its Subsidiaries).

          (b)   If any of the Continuing Employees (and their beneficiaries) become eligible to participate in a disability medical, dental or health plan of PacWest, PacWest shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable disability medical, dental or health plans of CapitalSource or any of its Subsidiaries, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such Continuing Employees and their beneficiaries during the portion of the calendar year prior to commencement of participation in such PacWest plan and (iii) waive any waiting period limitation, evidence of insurability requirement or actively-at-work requirement which would otherwise be applicable to such employee and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

          (c)   Effective as of no later than the day immediately preceding the Effective Time, CapitalSource shall provide PacWest with a copy of a resolution or plan amendment evidencing that CapitalSource's 401(k) Plan is in the process of being terminated effective as of no later than the day immediately preceding the Effective Time; provided, however, that the effectiveness of such termination may be conditioned on the consummation of the Merger. The form and substance of such resolutions or plan amendment shall be subject to the review and reasonable and timely approval of PacWest. CapitalSource also may take such other actions in furtherance of terminating CapitalSource's 401(k) Plan as it determined to be reasonably appropriate; provided, however, that the effectiveness of any such actions may be conditioned on the consummation of the Merger. PacWest shall, and shall cause its Affiliates to, designate a tax-qualified defined contribution plan of PacWest or one of its Affiliates which provides benefits substantially similar to those provided under the CapitalSource 401(k) Plan (such plan(s), the "PacWest 401(k) Savings Plan") that either (i) currently provides for the receipt from Continuing Employees of "eligible rollover distributions" (as such term is defined under Section 402 of the Code), including loans, or (ii) shall be amended prior to the Effective Time to provide for the receipt from the Continuing Employees of eligible rollover distributions, including loans. Each Continuing Employee who is a participant in CapitalSource's 401(k) Plan shall be immediately eligible to commence participation in the PacWest 401(k) Savings Plan as of the Closing Date and given the opportunity to receive a distribution of his or her account balance under the CapitalSource 401(k) Plan and shall be given the opportunity to elect to "roll over" such account balance (including any outstanding loan) to the PacWest 401(k) Savings Plan. Prior to the Effective Time, PacWest will provide to CapitalSource evidence (including without limitation resolutions of the Board of Directors and amendments to the PacWest 401(k) Savings Plan, as applicable) that the PacWest 401(k) Savings Plan shall accept such rollovers; provided, that any resolutions or amendments effectuating such rollover shall be subject to the review and reasonable and timely approval of CapitalSource.

          (d)   PacWest and CapitalSource hereby acknowledge that the transactions contemplated by this Agreement shall constitute a "change in control" (or term or concept of similar import) of (i) CapitalSource and its Subsidiaries under the terms of the CapitalSource Benefit Plans listed in Section 5.10(d) of the CapitalSource Disclosure Schedule and (ii) PacWest and its Subsidiaries under the terms of the PacWest Benefit Plans listed in Section 5.10(d) of the PacWest Disclosure Schedule, in each case, whether reference in any such plan to a "change in control" (or term or concept of similar import) is with respect to a transaction involving CapitalSource or any of its Subsidiaries or PacWest or any of its Subsidiaries, as applicable. From and after the Effective Time, PacWest shall, or shall cause the Surviving Corporation to, honor all obligations and rights under the CapitalSource Benefit Plans in accordance with their terms; provided, however, that for purposes of clarity and notwithstanding the foregoing, in no event shall the transactions contemplated by this Agreement constitute a "change in control" (or term or concept of similar import) for purposes of the payment or settlement (but not the vesting or any other right that is not the payment or settlement) of any awards or payments under CapitalSource Benefit Plans that constitute deferred compensation within the meaning of Section 409A of the Code that would otherwise be paid or settled upon a change in control unless the transactions contemplated by this Agreement constitute a "change in control event" within the meaning of Section 409A of the Code.

          (e)   Nothing herein shall (i) be treated as an amendment to any particular Benefit Plan, (ii) limit the ability of PacWest to amend or terminate any of the Benefit Plans in accordance with their terms at any time, (iii) limit the ability of PacWest to retain or terminate the employment of any particular Continuing Employee or (iv) create any third-party beneficiary rights in any employee of CapitalSource or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by PacWest or its Subsidiaries or under any benefit plan which Parent or its Subsidiaries may maintain.

        5.11    Notification of Certain Matters.     Each of CapitalSource and PacWest shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect or to prevent, materially delay or materially impair the ability of CapitalSource or PacWest, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        5.12    Covenant Relating to the Tax Status of the Agreement.     Neither PacWest nor CapitalSource shall take or cause to be taken any action that prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        5.13    Third-Party Agreements.     (a) The Parties shall use their reasonable best efforts to obtain (i) the consents or waivers required to be obtained from any third parties in connection with the Merger, the Bank Merger and the other transactions contemplated hereby and the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement (in such form and content as mutually agreed by the Parties) promptly after the date of this Agreement and (ii) the cooperation of such third parties to effect a smooth transition in accordance with the Parties' timetable at or after the Effective Time. The Parties shall cooperate in minimizing the extent to which any Contracts will continue in effect following the Effective Time, in addition to complying with the prohibitions in Section 5.01(l).

          (b)   Without limiting the generality of Section 5.13(a), each of the Parties shall use all reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of CapitalSource and its Subsidiaries to PacWest's production environment, in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) mutually agreed by the Parties, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. The Parties agree that they shall cause appropriate representatives to meet at least once per week or as otherwise agreed by such representatives commencing on the date hereof to plan for such conversion. In an effort to ensure that conversion will be effected at the time mutually agreed by the Parties, both Parties agree to reasonably cooperate to identify duplicate deposit and loan accounts and close and reopen such accounts with unique account numbers thirty (30) to sixty (60) days prior to the Closing Date. Subject to applicable Laws, the Parties shall cooperate to cause all customer notices to be mailed prior to the Closing Date.

        5.14    CapitalSource Stock Options; CapitalSource RSUs; CapitalSource Restricted Shares; CapitalSource Deferred Units.     (a) As of the Effective Time, each option to acquire Shares (a "CapitalSource Stock Option") granted under the CapitalSource Second Amended and Restated 2000 Equity Incentive Plan or the CapitalSource Third Amended and Restated Equity Incentive Plan (the "CapitalSource Stock Plans") that is outstanding and unexercised immediately prior to the Effective Time and that has an exercise price per Share that is less than the sum of (i) the Cash Consideration and (ii) the product of the (x) Exchange Ratio multiplied by (y) the PacWest Average Closing Price (the sum of (i) plus (ii), the "Option Payment Amount"), shall vest as of the Effective Time to the extent unvested and shall be cancelled and converted into only the right to receive that number of shares of PacWest Common Stock equal to the quotient obtained by dividing (1) the product of (x) the number of Shares subject to such CapitalSource Stock Option multiplied by (y) the excess of the Option Payment Amount over the exercise price per Share of such CapitalSource Stock Option by (2) the PacWest Average Closing Price, which number of shares of PacWest Common Stock shall be delivered to the holder of such CapitalSource Stock Option as soon as reasonably practicable (but no later than five (5) Business Days) following the Closing Date by the Surviving Corporation. Notwithstanding the foregoing, the holder of any such CapitalSource Stock Option shall be entitled to receive a cash payment in lieu of any fractional shares of PacWest Common Stock that become issuable to the holder pursuant to the preceding sentence, which payment shall be determined by multiplying (1) the PacWest Average Closing Price by (2) the fraction of the share (rounded to the nearest thousandth when expressed in decimal form) of PacWest Common Stock which such holder would otherwise be entitled to receive, and shall be paid to the holder (less applicable Taxes required to be withheld) as soon as reasonably practicable (but no later than five (5) Business Days) following the Closing Date by the Surviving Corporation (the "Fractional Share Payment"). As of the Effective Time, each CapitalSource Stock Option granted under the CapitalSource Stock Plans that is outstanding and unexercised immediately prior to the Effective Time and that has an exercise price per Share that is equal to or greater than the Option Payment Amount shall be cancelled for no consideration and shall cease to exist.

          (b)   As of the Effective Time, each restricted stock unit award granted under the CapitalSource Stock Plans (excluding any award deferred under the CapitalSource Amended and Restated Deferred Compensation Plan) (each, a "CapitalSource RSU") that is outstanding immediately prior to the Effective Time, whether or not vested, shall vest in full and be cancelled and shall only entitle the holder of such CapitalSource RSU to receive, as soon as administratively practicable, but in no event more than five (5) Business Days, after the Closing Date, a number of shares of PacWest Common Stock equal to the product of (i) the number of Shares underlying such CapitalSource RSU multiplied by (ii) the Stock Award Exchange Ratio, plus any accrued but unpaid dividend equivalents in respect of such CapitalSource RSUs. Notwithstanding the foregoing, the holder of any such CapitalSource RSU shall be entitled to receive a Fractional Share Payment in lieu of any fractional shares of PacWest Common Stock that become issuable to the holder pursuant to the preceding sentence. For purposes of this Agreement, "Stock Award Exchange Ratio" means the sum of the Exchange Ratio and the Cash Portion Exchange Ratio. The "Cash Portion Exchange Ratio" means the quotient obtained by dividing (1) the Cash Consideration by (2) an amount equal to the PacWest Average Closing Price. To the extent that any such cancelled CapitalSource RSU constitutes "deferred compensation" under Section 409A of the Code, then distribution of the number of shares of PacWest Common Stock and any Fractional Share Payment provided for in this Section 5.14(b) in respect of such CapitalSource RSU shall occur on the date that settlement of such CapitalSource RSU would occur under the applicable award agreement absent the application of this Section 5.14(b) and, until such settlement date, such CapitalSource RSU shall be credited to an account under the CapitalSource Amended and Restated Deferred Compensation Plan in the award holder's name and be credited with earnings and dividends in respect of PacWest Common Stock following the Effective Time.

          (c)   As of the Effective Time, each restricted stock award granted under the CapitalSource Stock Plans (each, a "CapitalSource Restricted Share") that is outstanding immediately prior to the Effective Time, whether or not vested, shall vest in full and be cancelled and shall only entitle the holder of such CapitalSource Restricted Share to receive, as soon as administratively practicable, but in no event more than five (5) Business Days, after the Closing Date, a number of shares of PacWest Common Stock equal to the product of (i) the number of Shares underlying such CapitalSource Restricted Share multiplied by (ii) the Stock Award Exchange Ratio, plus any accrued but unpaid dividend equivalents in respect of such CapitalSource Restricted Shares. Notwithstanding the foregoing, the holder of any such CapitalSource Restricted Share shall be entitled to receive a Fractional Share Payment in lieu of any fractional shares of PacWest Common Stock that become issuable to the holder pursuant to the preceding sentence.

          (d)   As of the Effective Time, each right to receive a share of CapitalSource Common Stock or payment measured by the value of a share of CapitalSource Common Stock (each, a "CapitalSource Deferred Unit") held in an account under the CapitalSource Amended and Restated Deferred Compensation Plan that is outstanding immediately prior to the Effective Time, whether or not vested, shall vest in full and be converted into the right to receive a number of shares of PacWest Common Stock (including credit for any fractional shares of Pacinco Common Stock) equal to the product of (i) the number of Shares underlying such CapitalSource Deferred Unit multiplied by (ii) the Stock Award Exchange Ratio, plus any accrued but unpaid dividend equivalents in respect of such CapitalSource Deferred Unit, and, until the applicable settlement date under the CapitalSource Amended and Restated Deferred Compensation Plan, such CapitalSource Deferred Unit shall be credited with earnings and dividends in respect of PacWest Common Stock following the Effective Time. Notwithstanding the foregoing, the holder of any CapitalSource Deferred Units shall be entitled to receive a cash payment in lieu of any fractional shares of PacWest Common Stock that become issuable to the holder at the time that such CapitalSource Deferred Units are settled in accordance with the CapitalSource Amended and Restated Deferred Compensation Plan and such holder's distribution elections.

          (e)   Notwithstanding the foregoing, the number of shares of PacWest Common Stock otherwise deliverable pursuant to this Section 5.14 to holders of CapitalSource Stock Options, CapitalSource RSUs, CapitalSource Restricted Shares and CapitalSource Deferred Units, and any

  Fractional Share Payments payable to the holder of any such awards, shall be reduced by applicable Taxes required to be withheld (in the case of CapitalSource RSUs that are deferred compensation and CapitalSource Deferred Units, at the time of settlement of such rights). For purposes of the satisfaction of any Tax withholding that is satisfied at the Effective Time through a reduction in the number of shares of PacWest Common Stock otherwise deliverable to the holder of CapitalSource Stock Options, CapitalSource RSUs, CapitalSource Restricted Shares and CapitalSource Deferred Units under this Section 5.14, (i) the value of the shares of PacWest Common Stock so withheld shall be based on the average of the high and low sales prices of a share of PacWest Common Stock on the NASDAQ Stock Market on the Closing Date, and (ii) cash equal to the amount required to be withheld shall be remitted by PacWest or the Surviving Corporation to the applicable Governmental Authority and for all purposes of this Agreement such amount shall be treated as having been paid to the holder of the CapitalSource Options, CapitalSource RSUs, CapitalSource Restricted Shares or CapitalSource Deferred Units in respect of which such Tax withholding was made.

          (f)    At or prior to the Effective Time, CapitalSource, the CapitalSource Board or the compensation committee of the CapitalSource Board, as applicable, shall adopt any resolutions and take any actions which are, in CapitalSource's reasonable determination, necessary to effectuate the provisions of this Section 5.14.

        5.15    Corporate Governance.

          (a)   On or prior to the Effective Time, the PacWest Board shall cause the number of directors that will comprise the full board of directors of the Surviving Corporation at the Effective Time to be thirteen (13). Of the members of the initial board of directors of the Surviving Corporation at the Effective Time, eight (8) shall be current directors of PacWest designated by PacWest, and five (5) shall be current directors of CapitalSource designated by CapitalSource, each of whom is mutually agreeable to the Parties.

          (b)   In accordance with, and to the extent provided in, the PacWest Bylaws, effective as of the Effective Time, Matthew P. Wagner shall be the chief executive officer of the Surviving Corporation and John M. Eggemeyer III shall be the chairman of the board of directors of the Surviving Corporation. Effective as of the Effective Time, Douglas H. Lowrey shall be the chairman of the board of directors of the surviving bank in the Bank Merger.

          (c)   The headquarters of the Surviving Corporation will be PacWest's current headquarters at 10250 Constellation Boulevard, Los Angeles, California 90067.

          (d)   The name of the Surviving Corporation shall be PacWest and the name of the surviving bank in the Bank Merger shall be Pacific Western Bank. The Surviving Corporation will continue to utilize and do business under the CapitalSource brand in its national lending platform.

        5.16    Closing Financial Statements.     At least eight (8) Business Days prior to the Effective Time of the Merger, each Party shall provide the other Party with such Party's consolidated financial statements presenting the financial condition of such Party and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and such Party's consolidated results of operations for the period from January 1, 2013 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the "Closing Financial Statements"); provided, however, that if the Effective Time of the Merger occurs on or before the fifth Business Day of the month, each Party shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of such Party's chief financial officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of such Party in all material respects. Such Closing Financial Statements shall also reflect accruals for all Professional Fees incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) and shall be accompanied by a certificate of such Party's chief financial officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 5.17.

        5.17    Exchange Matters.     Prior to the Closing Date, CapitalSource shall cooperate with PacWest and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the shares of CapitalSource Common Stock from the NYSE and the deregistration of the shares of CapitalSource Common Stock under the Exchange Act as promptly as practicable after the Effective Time. Prior to the Closing Date, PacWest shall file with NASDAQ any required notices or forms with respect to the shares of PacWest Common Stock to be issued in the Merger.

        5.18    Section 16 Matters.     The CapitalSource Board and the PacWest Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt the conversion of shares of CapitalSource Common Stock into shares of PacWest Common Stock pursuant to the terms of this Agreement by officers and directors of CapitalSource subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of CapitalSource who may become an officer or director of PacWest subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the CapitalSource Board shall adopt resolutions that specify (A) the name of each individual whose disposition of shares of CapitalSource Common Stock (including CapitalSource Stock Options, CapitalSource RSUs and CapitalSource Restricted Shares) is to be exempted, (B) the number of shares of CapitalSource Common Stock (including CapitalSource Stock Options, CapitalSource RSUs and CapitalSource Restricted Shares) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the PacWest Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of PacWest Common Stock is to be exempted, (B) the number of shares of PacWest Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Each Party shall provide to counsel of the other Party for its review copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and CapitalSource shall provide PacWest with such information as shall be reasonably necessary for the PacWest Board to set forth the information required in the resolutions of the PacWest Board.

        5.19    Dividends.     CapitalSource and PacWest shall coordinate the declaration, setting of record dates and payment dates of dividends on shares of CapitalSource Common Stock and PacWest Common Stock, it being the intention that holders of shares of CapitalSource Common Stock do not receive dividends with respect to both shares of CapitalSource Common Stock and shares of PacWest Common Stock received in the Merger in respect of the calendar quarter in which the Closing Date occurs or fail to receive one dividend on either shares of CapitalSource Common Stock or shares of PacWest Common Stock received in the Merger in respect of such calendar quarter.

        5.20    Takeover Statute.     At all times prior to the Effective Time, each of PacWest and CapitalSource shall: (i) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement or the transactions contemplated hereby and thereby, including the Merger; and (ii) if any Takeover Statute becomes applicable to this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement or the transactions contemplated hereby or thereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to minimize the effect of such Takeover Statute on this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement or the transactions contemplated hereby and thereby, including the Merger.

        5.21    Bank Merger.     Immediately after the Merger, the Bank Merger will occur, with Pacific Western Bank as the surviving bank. The Parties agree that the Bank Merger will become effective immediately after the Effective Time. Immediately after the Effective Time, the Surviving Corporation shall cause an agreement of merger (the "Agreement of Merger") to be filed with the California Secretary. The effect of the Bank Merger shall be as provided in § 4887 of the CFC, including any regulations or rules promulgated thereunder.

        5.22    Trust Preferred Securities.     Upon the Effective Time, PacWest shall assume the due and punctual performance and observance of the covenants to be performed by CapitalSource under the indentures and guarantee agreements listed on Section 5.22 of the CapitalSource Disclosure Letter relating to the trust capital securities issued by CapitalSource (collectively, the "Trust Preferred Securities"), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, PacWest and CapitalSource shall execute and deliver any supplemental indentures or other documents required to make such assumptions effective and shall provide any opinion of counsel to the trustee thereof if requested.

        5.23    Shareholder Rights Plan.     At or immediately following the Effective Time, PacWest shall adopt a section 382 shareholder rights plan designed to preserve the net operating losses and certain other tax assets of the Surviving Corporation, in such form and containing such terms and conditions as PacWest shall deem necessary or appropriate subject to the approval of CapitalSource, not to be unreasonably withheld or delayed.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

        6.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each Party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

          (a)   Stockholder Approval.    CapitalSource shall have obtained the CapitalSource Stockholder Approval and PacWest shall have obtained the PacWest Stockholder Approval.

          (b)   Regulatory Approvals.    (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by CapitalSource or PacWest or any of their respective Subsidiaries from the Federal Reserve Board, the FDIC and the CDBO which are necessary to consummate the Merger and the Bank Merger, and (ii) any other consents, registrations, approvals, permits and authorizations from or with any Governmental Authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of such consents, registrations, approvals, permits and authorizations shall contain any Materially Burdensome Regulatory Condition.

          (c)   No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement (collectively, an "Order").

          (d)   Registration Statement.    The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

          (e)   Dissenting Stockholders.    Holders of not more than 10% of the outstanding shares of CapitalSource Common Stock shall have duly exercised their dissenters' rights under § 262 of the DGCL.

        6.02    Conditions to Obligation of CapitalSource.     The obligation of CapitalSource to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

          (a)   Representations and Warranties.    (i) The representations and warranties of PacWest set forth in Section 4.02, after giving effect to Sections 4.01 and 4.02, shall be true and correct as of the date of this Agreement and as of the Closing date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and (ii) CapitalSource shall have received a certificate signed on behalf of PacWest by an executive officer of PacWest, dated as of the Effective Time, to such effect.

          (b)   Performance of Obligations of PacWest.    PacWest shall have performed in all material respects all obligations required to be performed by it under this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement at or prior to the Effective Time, and CapitalSource shall have received a certificate signed by an executive officer of PacWest, dated as of the Effective Time, to such effect.

          (c)   Stockholders' Equity.    As of the last business day of the month reflected in the Closing Financial Statements (the "Stockholders' Equity Measuring Date"), the Adjusted PacWest Stockholders' Equity shall not be less than $801,699,000 as determined in accordance with GAAP. For purposes of this Section 6.02(c), "Adjusted PacWest Stockholders' Equity" means the consolidated equity of PacWest as set forth in the Closing Financial Statements, minus any unrealized gains or plus any unrealized losses (as the case may be) in PacWest's securities portfolio due to mark-to-market adjustments as of the Stockholders' Equity Measuring Date, and adding the sum of (x) all amounts paid or accrued in connection with any actions taken pursuant to Section 5.07 to the extent that such actions were not necessary to bring PacWest into conformity with GAAP or any applicable Law of any Governmental Authority and (y) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents ("Advisors") for PacWest for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, "Professional Fees") paid by PacWest prior to the Effective Time and which do not exceed in the aggregate $28,000,000 (exclusive of reasonable costs incurred or advanced by such advisors).

          (d)   Tax Opinion.    CapitalSource shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to CapitalSource, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters from each of CapitalSource and PacWest.

          (e)   Loss Share Agreements.    PacWest shall have received the consent of the FDIC under the Loss Share Agreements.

          (f)    No Material Adverse Effect.    Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to PacWest.

        6.03    Conditions to Obligation of PacWest.     The obligation of PacWest to consummate the Merger is also subject to the fulfillment or written waiver by PacWest prior to the Effective Time of each of the following conditions:

          (a)   Representations and Warranties.    (i) The representations and warranties of CapitalSource set forth in Section 4.02, after giving effect to Sections 4.01 and 4.02, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and (iv) PacWest shall have received a certificate signed on behalf of CapitalSource by an executive officer of CapitalSource, dated as of the Effective Time, to such effect.

          (b)   Performance of Obligations of CapitalSource.    CapitalSource shall have performed in all material respects all obligations required to be performed by it under this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement at or prior to the Effective Time (including Section 5.17 hereof), and PacWest shall have received a certificate signed on behalf of CapitalSource by an executive officer of CapitalSource, dated as of the Effective Time, to such effect.

          (c)   Stockholders' Equity.    As of the Stockholders' Equity Measuring Date, the Adjusted CapitalSource Stockholders' Equity shall not be less than $1,551,645,000 as determined in accordance with GAAP. For purposes of this Section 6.03(c), "Adjusted CapitalSource Stockholders' Equity" means the consolidated equity of CapitalSource as set forth in the Closing Financial Statements, minus any unrealized gains or plus any unrealized losses (as the case may be) in CapitalSource's securities portfolio due to mark-to-market adjustments as of the Stockholders' Equity Measuring Date, and adding the sum of (w) all amounts paid or accrued in connection with any actions taken pursuant to Section 5.07 to the extent that such actions were not necessary to bring CapitalSource into conformity with GAAP or any applicable Law of any Governmental Authority, (x) all fees and expenses of all Advisors for CapitalSource for Professional Fees paid by CapitalSource prior to the Effective Time and which do not exceed in the aggregate $28,000,000 (exclusive of reasonable costs incurred or advanced by such advisors) and (y) the aggregate amount paid by CapitalSource, if any, in order to satisfy its obligation to take all action as may be necessary to cancel CapitalSource Stock Options, CapitalSource RSUs and CapitalSource Restricted Shares pursuant to Section 5.15 and any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided in Section 5.10 hereof).

          (d)   Tax Opinion.    PacWest shall have received the opinion of Sullivan & Cromwell LLP, counsel to PacWest, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Sullivan & Cromwell LLP may require and rely upon representations contained in letters from each of CapitalSource and PacWest.

          (e)   Loss Share Agreements.    PacWest shall have received the consent of the FDIC under the Loss Share Agreements.

          (f)    No Material Adverse Effect.    Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to CapitalSource.

ARTICLE 7

TERMINATION

        7.01    Termination.     This Agreement may be terminated and the Merger may be abandoned:

          (a)   at any time prior to the Effective Time, whether before or after the CapitalSource Stockholder Approval or PacWest Stockholder Approval referred to in Section 6.01(a), by action of the board of directors of either PacWest or CapitalSource, in the event that both Parties mutually consent in writing to terminate the Agreement.

          (b)   at any time prior to the Effective Time, whether before or after the CapitalSource Stockholder Approval or PacWest Stockholder Approval referred to in Section 6.01(a), by action of the board of directors of either PacWest or CapitalSource, in the event that the Merger is not consummated by July 31, 2014, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the Party seeking to terminate pursuant to this Section 7.01(b) which action or inaction is in violation of its obligations under this Agreement.

          (c)   at any time prior to the Effective Time, whether before or after the CapitalSource Stockholder Approval or PacWest Stockholder Approval referred to in Section 6.01(a), by action of the board of directors of either PacWest or CapitalSource if (i) the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority, or an application thereof shall have been permanently withdrawn by mutual agreement of PacWest and CapitalSource at the request or suggestion of a Governmental Authority, or (ii) either the CapitalSource Stockholder Approval or the PacWest Stockholder Approval referred to in Section 6.01(a) herein is not obtained at the duly convened CapitalSource Meeting or the PacWest Meeting, as applicable.

          (d)   (i) at any time prior to the Effective Time, whether before or after the CapitalSource Stockholder Approval or PacWest Stockholder Approval referred to in Section 6.01(a), by action of the CapitalSource Board if there has been a breach of any representation, warranty, covenant or agreement made by PacWest, such that if continuing on the Closing Date, one of Sections 6.02(a) or 6.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by CapitalSource (or such shorter period as remaining prior to July 31, 2014); provided, that CapitalSource is not then in material breach of any representation, warranty, covenant or agreement; or

             (ii)  at any time prior to the Effective Time, whether before or after the CapitalSource Stockholder Approval or PacWest Stockholder Approval referred to in Section 6.01(a), by action of the PacWest Board if there has been a breach of any representation, warranty, covenant or agreement made by CapitalSource, such that if continuing on the Closing Date, one of Section 6.03(a) or 6.03(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by PacWest (or such shorter period as remaining prior to July 31, 2014); provided, that PacWest is not then in material breach of any representation warranty, covenant or agreement.

          (e)   (i) at any time prior to the PacWest Stockholder Approval, by action of the CapitalSource Board, in the event (A) PacWest shall have breached in any material respect Section 5.06; (B) the PacWest Board shall have effected a PacWest Change of Recommendation; (C) at any time after the end of fifteen (15) Business Days following receipt of an Acquisition Proposal, the PacWest

  Board shall have failed to reaffirm its PacWest Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by CapitalSource; or (D) a tender offer or exchange offer for outstanding shares of PacWest Common Stock shall have been publicly disclosed (other than by CapitalSource or an Affiliate of CapitalSource) and the PacWest Board recommends that its stockholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the PacWest Board fails to recommend unequivocally against acceptance of such offer.

             (ii)  at any time prior to the CapitalSource Stockholder Approval, by action of the PacWest Board, in the event (A) CapitalSource shall have breached in any material respect Section 5.06; (B) the CapitalSource Board shall have effected a CapitalSource Change of Recommendation; (C) at any time after the end of fifteen (15) Business Days following receipt of an Acquisition Proposal, the CapitalSource Board shall have failed to reaffirm its CapitalSource Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by PacWest; or (D) a tender offer or exchange offer for outstanding shares of CapitalSource Common Stock shall have been publicly disclosed (other than by PacWest or an Affiliate of PacWest) and the CapitalSource Board recommends that its stockholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the CapitalSource Board fails to recommend unequivocally against acceptance of such offer.

        7.02    Effect of Termination and Abandonment.     In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability or further obligation of any kind on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), except (i) as provided in the Stock Option Agreements and (ii) that no such termination shall relieve any party hereto of any liability or damages resulting from any willful and intentional breach of this Agreement.

ARTICLE 8

MISCELLANEOUS

        8.01    Survival.     This Article VIII and the agreements of CapitalSource and PacWest contained in Sections 5.09, 5.10, 5.15 and 5.23 shall survive the consummation of the Merger. This Article VIII, the agreements of CapitalSource and PacWest contained in Sections 5.05(e) and 7.02, and the Stock Option Agreements shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

        8.02    Waiver; Amendment.     Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the Party benefited by the provision or by both Parties or (ii) amended or modified at any time, by an agreement in writing between the Parties hereto executed in the same manner as this Agreement, except that after the CapitalSource Meeting, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by CapitalSource stockholders in the Merger without any subsequent approval by such stockholders or be in violation of applicable Law.

        8.03    Counterparts.     This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

        8.04    Governing Law and Venue.     This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware, without regard to the conflict of law principles thereof. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

        8.05    Waiver of Jury Trial.     The Parties acknowledge and agree that any controversy which may arise under this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. The Parties to this Agreement certify and acknowledge that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.05.

        8.06    Expenses.     Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

        8.07    Notices.     All notices, requests, instructions and other communications to be given hereunder by any Party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such Party at its address set forth below or such other address as such Party may specify by notice to the other Party.

        If to CapitalSource to:

    CapitalSource Inc.
    30699 Russell Ranch Road, Suite 200
    Los Angeles, California 90071
    Attention: James Pieczynski
    Facsimile: (818) 597-7851

        With a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attention: Edward D. Herlihy
                      Matthew M. Guest
    Facsimile: (212) 403-2000

        If to PacWest to:

    PacWest Bancorp
    10250 Constellation Boulevard
    Los Angeles, California, 90067
    Attention: Jared M. Wolff
    Facsimile: (310) 201-0498

        With a copy to:

    Sullivan & Cromwell LLP
    1888 Century Park East
    Los Angeles, California 90067
    Attention: Patrick S. Brown
    Facsimile: (310) 712-8800

        8.08    Entire Understanding; No Third Party Beneficiaries.     This Agreement (including the CapitalSource Disclosure Schedule and PacWest Disclosure Schedule attached hereto and incorporated herein), the Voting Agreements, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement and the Confidentiality Agreement constitute the entire agreement of the Parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the Parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 5.09, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        8.09    Effect.     No provision of this Agreement shall be construed to require CapitalSource or PacWest or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate any applicable Law (whether statutory or common Law), rule or regulation.

        8.10    Severability.     Except to the extent that application of this Section 8.10 would have a Material Adverse Effect on CapitalSource or PacWest or would prevent, materially delay or materially impair the ability of CapitalSource or PacWest to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        8.11    Enforcement of the Agreement.     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.12    Interpretation.     When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        8.13    Assignment.     This Agreement shall not be assignable by operation of law or otherwise.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PacWest Bancorp
By:	/s/ JARED M. WOLFF
	Name:	Jared M. Wolff
	Title:	Authorized Signatory
CapitalSource Inc.
By:	/s/ JAMES J. PIECZYNSKI
	Name:	James J. Pieczynski
	Title:	Chief Executive Officer